UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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Internap Corporation

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Internap Corporation
One Ravinia Drive, Suite 1300
Atlanta, Georgia 30346
NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
To our Stockholders,
We invite you to attend Internap’s 2016 Annual Meeting of Stockholders at Internap’s corporate headquarters located at One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346, on Thursday, May 26, 2016, at 10:00 a.m. local time. At the meeting, stockholders will:
1.
vote on the election of the two director nominees named in this proxy statement for three-year terms expiring in 2019;

2.
vote on the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for our fiscal year ending December 31, 2016;

3.
vote on an advisory resolution approving compensation of our named executive officers; and

4.
transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

You can vote at the annual meeting and any adjournment if you were a stockholder of record on March 28, 2016. Distribution of this proxy statement and enclosed proxy card to stockholders is scheduled to begin on or about April 1, 2016.
By order of the Board of Directors,
Michael A. Ruffolo
President and Chief Executive Officer
Atlanta, Georgia
April 1, 2016
Your Vote is Important to Us. Even if You Plan to Attend the Meeting in Person,
PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR VOTE BY TELEPHONE OR THE INTERNET.
Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be Held on May 26, 2016.
Our proxy statement for the 2016 Annual Meeting of Stockholders and the Annual
Report to Stockholders for the fiscal year ended December 31, 2015 are available at
http://ir.internap.com/proxy15.cfm

INTERNAP CORPORATION
One Ravinia Drive, Suite 1300
Atlanta, Georgia 30346
2016 ANNUAL MEETING OF STOCKHOLDERS
May 26, 2016
PROXY STATEMENT
This proxy statement and enclosed proxy card are being furnished to you in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting.
Information About the Proxy Materials and Our 2016 Annual Meeting of Stockholders
Q:
Why am I receiving these materials?

A:
Our Board of Directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Internap 2016 Annual Meeting of Stockholders, which will take place on May 26, 2016, at Internap’s corporate headquarters located at One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346, at 10:00 a.m. local time. You are invited to attend the annual meeting and are requested to vote upon the proposals described in this proxy statement.

Q:
What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted upon at the annual meeting, the voting process, the compensation of our directors and named executive officers and certain other important information. Our Annual Report to Stockholders for the year ended December 31, 2015, which includes our audited consolidated financial statements for the years ended December 31, 2015, 2014 and 2013, is included in these proxy materials. Your proxy, which you may use to vote, is also enclosed.

Q:
What proposals will be voted upon at the annual meeting?

A:
There are three proposals scheduled to be voted upon at the annual meeting:

•
election of the two director nominees named in this proxy statement for three-year terms expiring in 2019;

•
ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016; and

•
advisory resolution approving compensation of our named executive officers.

In addition, we will consider and vote upon such other business as may properly come before the annual meeting. We are not currently aware of any other matters to be considered and voted upon at the meeting.
Q:
How does Internap’s Board of Directors recommend that I vote?

A:
Your Board of Directors recommends that you vote your shares “FOR” each of the named director nominees, “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016 and “FOR” the advisory resolution approving compensation of our named executive officers.

Q:
Who may vote?

A:
You may vote at the annual meeting or by proxy if you were a stockholder of record at the close of business on March 28, 2016. Each stockholder is entitled to one vote per share on each matter presented. As of March 28, 2016, there were 56,376,950 shares of our common stock outstanding.

Q:
How do I vote before the annual meeting?

A:
We offer the convenience of voting by mail-in proxy, telephone or the Internet as described in more detail below. See the enclosed proxy for voting instructions. If you properly sign and return the proxy in the form we have provided or properly vote by telephone or the Internet, your shares will be voted at the annual meeting and at any adjournment of that meeting.

Q:
What if I return my proxy but do not provide voting instructions?

A:
If you specify a choice, your proxy will be voted as specified. If you return a signed proxy but do not specify a choice, your shares will be voted “for” each of the named director nominees, “for” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016 and “for” the advisory resolution approving compensation of our named executive officers. In all cases, your proxy will be voted in the discretion of the individuals named as proxies on the proxy card with respect to any other matters that may come before the annual meeting.

Q:
Can I change my mind after I vote?

A:
You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to our Corporate Secretary or by attending and voting at the annual meeting.

Q:
How can I vote my shares in person at the annual meeting?

A:
Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote in person, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting in person, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in “street name” through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:
What is the quorum requirement for the annual meeting?

A:
The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum. If a registered stockholder indicates on his or her proxy card that the stockholder wishes to abstain from voting, or a beneficial owner instructs its bank, broker or other nominee that the stockholder wishes to abstain from voting, these shares are considered present and entitled to vote at the annual meeting. These shares will count toward determining whether or not a quorum is present.

Q:
What is the voting requirement to approve each of the proposals?

A:
A plurality of the shares voting is required to elect directors. This means that the nominees who receive the most votes will be elected. In counting votes on the election of directors, only votes “for” or “withheld” affect the outcome. Broker non-votes (which are explained below) will be counted as not voted and will be deducted from the total shares of which a plurality is required. Each other matter requires the affirmative vote of a majority of the shares voting upon the particular proposal. In counting votes on these matters, abstentions and broker non-votes will not be counted as votes cast and therefore will have no effect on the outcome of a particular proposal.

Q:
What are broker non-votes and what effect do they have on the proposals?

A:
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (a) the broker has not received voting instructions from the beneficial owner and (b) the broker lacks discretionary voting power to vote those shares.

If you do not vote your proxy and your shares are held in street name, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. On non-routine matters, if the brokerage firm has not received voting instructions from you, the brokerage firm cannot vote your shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the annual meeting. The proposal for the ratification of the appointment of our independent registered public accounting firm is routine. All of the other proposals in this proxy statement are non-routine. Accordingly, brokers that do not receive instructions will be entitled to vote on the ratification of the appointment of our independent registered public accounting firm at the annual meeting, but may not vote on the election of directors or on any other proposal in this proxy statement. Therefore, we encourage you to sign and return your proxy, with voting instructions, before the annual meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.
Q:
What does it mean if I receive more than one proxy or voting instruction card?

A:
It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:
Where can I find the voting results of the annual meeting?

A:
We will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K within four business days after the date of the meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of six members. Our bylaws provide that the Board is divided into three classes, with each class to be as nearly equal in number as possible. Each class serves a term of office of three years, with the term of one class expiring at the annual meeting in each successive year.
The Board of Directors prides itself on its ability to recruit and retain directors who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment and effectively serve our stockholders’ long-term interests. We seek to achieve an appropriate level of diversity in the membership of our Board and to assemble a broad range of skills, expertise, knowledge and contacts to benefit our business. The Nominations and Governance Committee, which is comprised of all independent members of the Board, and the full Board annually assess the current make-up of the Board, considering diversity across many dimensions, including gender, race, age, industry experience, functional areas (e.g., technology and finance), geographic scope, public and private company experience, academic background and director experience in the context of an assessment of the current and expected needs of the Board. The Nominations and Governance Committee reviews director candidates based on the Board’s needs as identified through this assessment and other factors, including their relative skills and characteristics, their exemplification of the highest standards of personal and professional integrity, their independence under listing standards of The NASDAQ Global Market (“Nasdaq”), their potential contribution to the composition and culture of the Board and their ability and willingness to actively participate in the Board and committee meetings and to otherwise devote sufficient time to their Board duties. In particular, the Nominations and Governance Committee and the Board believe that sound governance of our company in an increasingly complex marketplace requires a wide range of viewpoints, backgrounds, skills and experiences. Although the Board does not have a formal policy regarding Board diversity, the Board believes that having such diversity among its members enhances the Board’s ability to make fully informed, comprehensive decisions.
Among other things, the Board of Directors believes it is important to have individuals on the Board with one or a combination of the following skills and experiences:
•
Information Technology Infrastructure Services Experience. We provide information technology infrastructure services. Given the nature of our business, we believe it is important for members of the Board collectively to have experience in the industry in which we operate to provide insights into areas that are critical to our success.

•
Leadership Experience. The Board believes that directors with significant leadership experience, including chief executive officer, chief financial officer, chief operating officer and chief technology officer experience, provide it with special insights, including organization development and leadership practices, and individuals with this experience help the company identify and develop its own leadership talent. They demonstrate a practical understanding of organizations, process, strategy, risk management and the methods to drive change and growth. These individuals also provide the company with a valuable network of contacts and relationships.

•
Finance Experience. The company uses financial metrics in managing its overall operations and the operations of its business units. The company and its stockholders value accurate and insightful financial tracking and reporting. The Board seeks directors that understand finance and financial reporting processes, including directors who qualify as audit committee financial experts. Experience as members of audit committees of other boards of directors also gives directors insight into best audit committee practices.

•
Public and Private Company Experience. The company has been listed on Nasdaq for 20 years. Although the company’s business units operate as part of a public company, management expects them to drive growth in their business units using the entrepreneurial spirit of private company leadership. The Board believes it is important to have directors who are familiar with the regulatory requirements and environment for publicly traded companies, and to have directors who have experience applying an entrepreneurial focus to building a company or a business unit.

We believe that our Board of Directors collectively possesses these types of experience. Below is a summary of each director’s most relevant experience.
As recommended by the Nominations and Governance Committee, our Board of Directors has nominated Gary M. Pfeiffer and Michael A. Ruffolo as Class II directors for terms expiring at the 2019 annual meeting of stockholders. Each proposed nominee is willing to serve as a director if elected. However, if a nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, our incumbent Board may or may not select a substitute nominee. If a substitute nominee is selected, your shares will be voted for the substitute nominee (unless you give other instructions). If a substitute nominee is not selected, your shares will be voted for the remaining nominee. Proxies will not be voted for more than two nominees.
Biographical information for each nominee and each current director who will continue to serve after the annual meeting is presented below.
Nominees for Terms Expiring in 2019 (Class II)
Gary M. Pfeiffer, 66, has served as a director since 2007. Mr. Pfeiffer’s extensive experience includes public company officer, finance and accounting experience, corporate leadership experience, international operations experience, public sector experience as well as service on the boards of directors of other public companies, including service as non-executive chairman of the board of directors and chairman of audit, compensation and executive committees. This experience includes services as Chief Financial Officer and in other senior finance roles and in senior roles involving executive management during his more than 32 years with E. I. du Pont de Nemours and Company (DuPont), a large, complex, technology-based, multinational science-based products and services company. During his career with DuPont, Mr. Pfeiffer held a variety of financial and business leadership positions in the United States, Brazil and Japan. From 1997 to 2006, Mr. Pfeiffer served as Senior Vice President and Chief Financial Officer of DuPont. Mr. Pfeiffer also served as Secretary of Finance for the State of Delaware from January 2009 through June 2009. Mr. Pfeiffer is a member of the boards of directors of Quest Diagnostics, Inc. and Solazyme, Inc. Mr. Pfeiffer also is non-executive Chairman of the board of directors of Christiana Care Health System, a not-for-profit regional hospital system. Mr. Pfeiffer previously served as a director of The Talbots, Inc. from 2004 to May 2012, having last served as its non-executive Chairman of the board of directors. Mr. Pfeiffer holds a B.A. and an M.B.A. from the College of William and Mary in Virginia. Mr. Pfeiffer’s background and skills qualify him to chair our Audit Committee and to serve as our Audit Committee financial expert.
Michael A. Ruffolo, 54, has been our President and Chief Executive Officer since May 2015 and has served as a director since 2010. Mr. Ruffolo has 30 years of broad business experience, including eight years as a technology-company Chief Executive Officer, service as a Chief Information Officer of a Fortune 500 company as well as Chief Operating Officer of an Internet services company that experienced significant turnaround growth during his tenure. Further, Mr. Ruffolo’s practical experience includes conceiving and executing business turnarounds, buy-side and sell-side mergers and acquisitions and rebuilding sales teams. These varied positions provide Mr. Ruffolo with insight into various areas of our business, including sales, marketing, information technology and operations. In addition to his business experience, Mr. Ruffolo has served as a board member of other public companies as well as chairman of a compensation committee and executive chairman of a private company, all of which has helped him make the transition to Chief Executive Officer. Mr. Ruffolo served as Chief Executive Officer and President of Crossbeam Systems, Inc., a network security platform provider from 2010 to 2012. From 2004 to 2010, Mr. Ruffolo served as Chairman and Chief Executive Officer of Liquid Machines, Inc., a provider of enterprise rights management solutions. Mr. Ruffolo served as Executive Vice President and Chief Operating Officer of Akamai Technologies, Inc. from 2001 until 2004. From 2000 to 2001, Mr. Ruffolo served as Executive Vice President of Global Sales, Services and Marketing of EMC Corporation. From 1998 to 1999, Mr. Ruffolo served as President of the Document Solutions Group at Xerox Corporation. From 1988 to 1998, Mr. Ruffolo served in various capacities at NCR Corporation, a global technology company, including Vice President and Chief Information Officer from 1996 to 1998. Mr. Ruffolo is chairman of the board of directors of Edgeware and serves as a director of a private company. Mr. Ruffolo served as a director of Pomeroy IT Solutions, Inc. from 2007 to 2009. Mr. Ruffolo holds an M.B.A. from Harvard Graduate School of Business Administration and a B.S. from the University of Dayton. Mr. Ruffolo also has post graduate education in advanced management from the European Institute of International Business in Fountainebleau, France.
Your Board of Directors unanimously recommends that you vote FOR each of the above-listed nominees.

Continuing Directors with Terms Expiring in 2017 (Class III)
Daniel C. Stanzione, 70, has served as a director since 2004 and our non-executive Chairman since 2009. Dr. Stanzione brings more than 30 years of experience in technology and communications companies, including service as Chief Operating Officer, Chief Technology Officer and general manager of a large telecommunications company. Dr. Stanzione’s business management, leadership and problem-solving skills developed as an executive and director of other public and private companies, and specific experience in various areas including technology, corporate governance, accounting and finance, brings valuable skills to our Board of Directors. Dr. Stanzione, an independent consultant, is President Emeritus of Bell Laboratories. Dr. Stanzione retired in 2000 from Lucent Technologies Inc., where he served as Chief Operating Officer and as President of Bell Laboratories. At Lucent’s formation in 1995, Dr. Stanzione was President of Network Systems, Lucent’s largest business unit, which sold products and services to telecommunication service providers around the world. Dr. Stanzione is the non-executive Chairman of the board of directors of Quest Diagnostics Inc., having previously served as its Lead Independent Director, and a director of a private company. Dr. Stanzione previously served as a director of Avaya Inc. from 2000 until 2007 and on various private company boards. Dr. Stanzione holds a B.S. in Electrical Engineering, a M.S. in Environmental Systems Engineering and a Ph.D. in Electrical and Computer Engineering, all from Clemson University.
Debora J. Wilson, 58, has served as a director since 2010. Ms. Wilson brings more than 30 years of experience managing key operational functions including sales, marketing, product development and management, business development, technology, human resources and finance/accounting. Ms. Wilson gained valuable executive management, business and leadership skills during her service as Chief Executive Officer of a technology-driven company. Ms. Wilson also brings in-depth knowledge of corporate governance based on her experience as a director of several public and private company boards of directors. Ms. Wilson served as President and Chief Executive Officer of The Weather Channel from 2004 to 2009 and in other positions including Senior Vice President, Executive Vice President and Chief Operating Officer from 1994 to 2004. Before joining The Weather Channel, Ms. Wilson spent 15 years in the telecommunications industry at Bell Atlantic (now Verizon) and held management positions in network operations and new product development. Ms. Wilson is a member of the boards of directors of Markel Corporation and ARRIS International plc. Ms. Wilson holds a B.S. in Business Administration from George Mason University in Virginia.
Continuing Directors with Terms Expiring in 2018 (Class I)
Charles B. Coe, 68, has served as a director since 2003. Mr. Coe is a 28-year veteran of the telecommunications industry, including 15 years with BellSouth Corporation. Mr. Coe brings a wealth of management, leadership and business skills from his professional experience as well as his service on another public company board. During his tenure at BellSouth, Mr. Coe served as President of BellSouth Network Services, President of BellSouth Telecommunications, President of BellSouth International and Group President of Customer Operations for BellSouth Telecommunications. Previously, Mr. Coe served in various management positions with AT&T Communications and American Telesystems Corporation. Mr. Coe is currently a director of Dycom Industries, Inc. and Amerisure Mutual Insurance Company. Mr. Coe holds a M.B.A. from Georgia State University and a B.S. from The Citadel. Mr. Coe’s background and skills qualify him to chair our Compensation Committee.
Patricia L. Higgins, 66, has served as a director since 2004. Ms. Higgins has over 30 years of experience in the telecommunications industry, including experience as Chief Executive Officer in the colocation industry and as Chief Information Officer for a Fortune 100 company. Ms. Higgins brings leadership, business and management skills developed as an executive and director of other public companies, including serving as lead director and chairwoman of audit, compensation, finance, governance and corporate responsibility committees. From 2000 until her retirement in 2004, Ms. Higgins served as President, Chief Executive Officer and a member of the board of directors of Switch & Data Facilities Company, Inc., a provider of neutral interconnection and colocation services. From 1999 to 2000, Ms. Higgins served as Executive Vice President of the Gartner Group and Chairwoman and Chief Executive Officer of The Research Board, a segment of the Gartner Group, a consulting and research services company for information technology. From 1997 to 1999, Ms. Higgins was the Chief Information Officer of Alcoa Inc., and from 1995 to 1997, she served as Vice President and President (Communications Market Business Unit) of UNISYS Corporation. From 1977 to 1995, Ms. Higgins served in various managerial positions, including as Corporate Vice President and Group Vice President (State of New York) for Verizon (NYNEX) and Vice President, International Sales Operations (Lucent) for AT&T Corporation/Lucent. Ms. Higgins currently serves on the boards of directors of The Travelers Companies, Inc., Barnes & Noble, Inc., and Dycom Industries, Inc. Ms. Higgins also served as a director of Visteon Corporation from 2004 to 2010, and Delta Airlines, Inc. from 2005 until 2007. Ms. Higgins holds a B.A. degree from Montclair State University and attended Harvard Business School’s Advanced Management Program. Ms. Higgins background and skills qualify her to chair our Nominations and Governance Committee.

BOARD AND COMMITTEE MEMBERSHIP AND MEETINGS
Our stockholders elect the Board of Directors to oversee management of our company. The Board delegates authority to the Chief Executive Officer and other executive officers to pursue the company’s mission and oversees the Chief Executive Officer’s and executive officers’ conduct of our business. In addition to its general oversight function, the Board reviews and assesses the company’s strategic and business planning and the executive officers’ approach to addressing significant risks and has additional responsibilities including the following:
•
reviewing and approving the company’s key objectives and strategic business plans and monitoring implementation of those plans and the company’s success in meeting identified objectives;

•
reviewing the company’s financial objectives and major corporate plans, business strategies and actions;

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approving the company’s annual corporate budget and major capital expenditures and purchase commitments;

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selecting, evaluating and compensating the Chief Executive Officer and overseeing Chief Executive Officer succession planning;

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providing advice and oversight regarding the selection, evaluation, development and compensation of executive officers;

•
reviewing significant risks confronting our company and alternatives for their mitigation; and

•
assessing whether adequate policies and procedures are in place to safeguard the integrity of our business operations and financial reporting and to promote compliance with applicable laws and regulations, and monitoring management’s administration of those policies and procedures.

During 2015, our Board of Directors held 15 meetings. In 2015, each director attended the 2015 Annual Meeting of Stockholders in person and all directors attended at least 75% of the meetings of the Board and the committees on which they served. We have three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominations and Governance Committee. Members of each committee are appointed by the Board and the authority, duties and responsibilities of each committee are governed by written charters approved by the Board. These charters can be found in the “Corporate Governance” section on the Investor Relations page of our website at www.internap.com. In addition to regular meetings of the Board and committees, we have regular scheduled executive sessions for non-management directors.
The current membership for each of the standing committees is as follows:
Audit Committee	Compensation Committee	Nominations and Governance Committee
Gary M. Pfeiffer (Chair)	Charles B. Coe (Chair)	Patricia L. Higgins (Chair)
Daniel C. Stanzione	Patricia L. Higgins	Charles B. Coe
Debora J. Wilson		Gary M. Pfeiffer
Daniel C. Stanzione
Debora J. Wilson
Audit Committee
The Board of Directors has determined that all members of the Audit Committee are independent as defined by Nasdaq rules, the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission (“SEC”), as applicable to audit committee members. The Board has determined that Mr. Pfeiffer, the committee Chairman, is an “audit committee financial expert” under rules of the SEC. The Audit Committee met seven times in 2015. The Audit Committee:
•
appoints, retains, compensates, oversees, evaluates and, if appropriate, terminates our independent registered public accounting firm;

•
annually reviews the performance, effectiveness, objectivity and independence of our independent registered public accounting firm;

•
establishes procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters;

•
reviews with our independent registered public accounting firm the scope and results of its audit;

•
approves all audit services and pre-approves all permissible non-audit services to be performed by our independent registered public accounting firm;

•
assesses and provides oversight to management relating to identification and evaluation of major risks inherent in our business and the control processes with respect to such risks;

•
oversees the financial reporting process and discusses with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•
reviews and monitors our accounting principles, policies and financial and accounting processes and controls; and

•
oversees our internal audit function and reviews and approves the annual internal audit plan.

Compensation Committee
The Board of Directors has determined that all members of the Compensation Committee are independent as defined by Nasdaq rules, the Securities Exchange Act of 1934, as amended, and rules of the SEC, as applicable to compensation committee members. The Compensation Committee met nine times during 2015. The Compensation Committee:
•
assists the Board in discharging its responsibilities relating to executive compensation and fulfilling its responsibilities relating to our compensation and benefit programs and policies;

•
oversees the overall compensation structure, policies and programs, and assesses whether the compensation structure establishes appropriate incentives for executive officers and employees;

•
administers and makes recommendations with respect to our incentive compensation plans, including equity-based incentive plans;

•
reviews and approves the compensation of our executive officers, including bonuses and equity compensation;

•
reviews and approves corporate goals relevant to executive officers, evaluates the performance of such executive officers in light of these goals and approves the compensation of the executive officers based on the evaluation (other than for the Chief Executive Officer, whose compensation is recommended by the Compensation Committee for approval by the Board);

•
reviews and discusses with management our Compensation Discussion and Analysis and related disclosures required by the rules of the SEC and recommends to the Board whether such disclosures should be included in our proxy statement;

•
reviews and recommends employment agreements and severance arrangements for executive officers, including change in control provisions;

•
reviews the compensation of directors for service on the Board and committees and makes recommendations to the Board regarding such compensation; and

•
engages, determines compensation for and oversees the work of any consultants and advisors retained by the Compensation Committee, at the expense of the company, and oversees compliance with applicable requirements relating to the independence of such consultants or advisors.

See the “Compensation Discussion and Analysis” section below for more information regarding the Compensation Committee’s processes and procedures.
Nominations and Governance Committee
The Board of Directors has determined that all members of the Nominations and Governance Committee are independent as defined by Nasdaq rules, as applicable to nominating committee members. The Nominations and Governance Committee met four times during 2015. The Nominations and Governance Committee:
•
assists the Board in fulfilling its responsibilities on matters and issues related to our corporate governance practices;

•
in conjunction with the Board, establishes qualification standards for membership on the Board and its committees;

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leads the search for individuals qualified to become members of the Board, reviews the qualifications of candidates for election to the Board and assesses the contributions and independence of incumbent directors eligible to stand for re-election to the Board;

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selects and recommends to the Board the nominees for election or re-election by the stockholders at the annual meeting, and selects and recommends to the Board individuals to fill vacancies and newly created directorships on the Board;

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develops and recommends to the Board corporate governance guidelines, reviews the guidelines on an annual basis and recommends any changes to the guidelines as necessary;

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establishes and recommends to the Board guidelines, in accordance with applicable rules and regulations, to be applied when assessing the independence of directors;

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reviews and approves related person transactions, as defined in applicable SEC rules, and establishes policies and procedures for the review, approval and ratification of related person transactions;

•
annually reviews and makes recommendations to the Board concerning the structure, composition and functioning of the Board and its committees and recommends to the Board directors to serve as committee members and chairpersons;

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reviews directorships in other public companies held by or offered to directors;

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assists the Board in developing and evaluating candidates for executive positions, including the Chief Executive Officer, and overseeing development of executive succession plans;

•
develops and recommends to the Board for its approval an annual self-evaluation process for the Board and its committees and oversees the evaluation process; and

•
reviews and reports on all matters generally relating to corporate governance.

Compensation Committee Interlocks and Insider Participation
Our Compensation Committee members are Charles B. Coe and Patricia L. Higgins. No member of the Compensation Committee is a current or former executive officer or employee of our company. None of our executive officers served and currently none of them serves on the board of directors or compensation committee of any other entity with executive officers who have served on our Board of Directors or Compensation Committee.
CORPORATE GOVERNANCE
Our Board of Directors has adopted Corporate Governance Guidelines that outline the general duties and functions of the Board and management and set forth general principles regarding Board composition, independence, Board meetings and responsibilities, Board committees, annual performance evaluations for the Board and our Chief Executive Officer and management succession and development. The Corporate Governance Guidelines are attached to the charter of the Nominations and Governance Committee, which can be found in the “Corporate Governance” section on the Investor Relations page of our website at www.internap.com.
Our Corporate Governance Guidelines assist our Board of Directors in fulfilling its responsibilities to stockholders and provide a framework for the Board’s oversight responsibilities regarding our business. Our Corporate Governance Guidelines are dynamic and have been developed and revised to reflect changing laws, regulations and good corporate governance practices. The guidelines also provide guidance and transparency to management, employees and stockholders regarding the Board’s philosophy, high ethical standards, expectations for conducting business and decision-making processes.
The following is a summary of certain of our policies and guidelines relating to corporate governance. You may access complete current copies of our Code of Conduct, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominations and Governance Committee Charter in the “Corporate Governance” section on the Investor Relations page of our website at www.internap.com. Each of these is also available in print to any stockholder upon request to our Corporate Secretary.
Identification and Evaluation of Director Candidates
The Board of Directors prides itself on its ability to recruit and retain directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective (in conjunction with the other members of the Board) in collectively serving the long-term interests of our stockholders.

The Nominations and Governance Committee of the Board of Directors acts as the Board’s nominating committee. All members of the Nominations and Governance Committee are independent as defined by Nasdaq rules. The Nominations and Governance Committee seeks individuals qualified to become directors and recommends candidates for all director openings to the full Board. For a discussion of the Board’s membership criteria and how the company seeks to achieve diversity in Board membership and to attract directors with a broad range of skills, expertise, knowledge and contacts to benefit our business, see “Proposal 1 — Election of Directors.” The Nominations and Governance Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.
The Nominations and Governance Committee considers director candidates suggested by directors, executive officers and stockholders and evaluates all nominees for director in the same manner. Stockholders may recommend individual nominees for consideration by the Nominations and Governance Committee by communicating with the committee as discussed below under “Stockholder Communications with the Board of Directors.” From time-to-time, the Nominations and Governance Committee may retain a third party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.
Stockholder Nominations
Stockholders who wish to recommend nominees for consideration by the Nominations and Governance Committee must submit their nominations in writing to our Corporate Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and comprehend basic financial statements and other board memberships, if any, held by the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The Nominations and Governance Committee may consider such stockholder recommendations when it evaluates and recommends nominees to the full Board for submission to the stockholders at each annual meeting. Stockholder nominations made in accordance with these procedures and requirements must be addressed to the attention of Tashia L. Rivard, Corporate Secretary, Internap Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346.
In addition, stockholders may nominate directors for election without consideration by the Nominations and Governance Committee. Any stockholder may nominate an individual by complying with the eligibility, advance notice and other provisions set forth in our bylaws. A written notice of nomination must be received by our Corporate Secretary at our executive offices in Atlanta, Georgia, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For purposes of our annual meeting to be held in 2017, such notice must be received not later than February 27, 2017 and not earlier than January 26, 2017. You should address any stockholder nomination to the attention of Tashia L. Rivard, Corporate Secretary, Internap Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346 and include the information and comply with the requirements set forth in our bylaws. Our bylaws provide that any notice of nomination for director must describe various matters regarding the nominee and the stockholder including, among other things, the name, address, class and number of our shares that are owned beneficially and of record, any relevant agreements, arrangements or understandings between the stockholder and any affiliates or associates, and any arrangements having the effect of mitigating a decrease in our share price or affecting the voting power of the stockholder, including derivative positions.
Our bylaws contain specific eligibility requirements that each nominee for director must satisfy. Each nominee must:
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complete and return a written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made; and

•
provide a written representation and agreement that the nominee would comply with applicable law and our policies and guidelines if elected as a director and that the nominee is not and will not become a party to: (a) any voting commitment that has not been disclosed to us or that could limit the nominee’s ability to comply with applicable fiduciary duties; and (b) any agreement, arrangement or understanding with any person or entity other than us regarding indirect compensation, reimbursement or indemnification in connection with service as a director.

Board Leadership Structure
Our Board of Directors does not have a formal policy with respect to whether the Chief Executive Officer should also serve as Chairman of the Board. Our Board makes the decision regarding leadership structure based on its evaluation of the experience, skills and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. When making this decision, the Board considers factors such as:

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the person filling each role and his or her experience at the company and/or in the information technology infrastructure services industry;

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the composition, independence and effectiveness of the entire Board;

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other corporate governance structures in place;

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the compensation practices used to motivate our executive leadership team;

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our leadership succession plan; and

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the competitive and economic environment facing the company.

The Board periodically reviews its leadership structure to ensure that it remains the optimal structure for our company and our stockholders.
Since 2002, we have had different individuals serving as our Chairman of the Board of Directors and Chief Executive Officer. Currently, Daniel C. Stanzione is our Chairman and Michael A. Ruffolo is our Chief Executive Officer. As Chairman, Dr. Stanzione leads the Board in its role to provide general oversight of strategic planning for the company and to provide guidance and support for the Chief Executive Officer. Further, the Chairman sets the agenda for and presides over meetings of the Board. As Chief Executive Officer, Mr. Ruffolo is responsible for developing and executing the corporate strategy, as well as for overseeing the day-to-day operations and performance of the company.
We believe that separating the roles of Chairman and Chief Executive Officer represents an appropriate allocation of roles and responsibilities at this time given, among other things, the benefits of Dr. Stanzione’s experience, independence and tenure as a director of the company, which dates back to 2004. Mr. Ruffolo is well-positioned as the leader to develop and execute the company’s corporate strategy and is free to focus on day-to-day challenges and opportunities.
The company believes this separation of responsibility is appropriate to provide independent Board oversight of and direction for the company’s executive leadership team, led by Mr. Ruffolo. Further, the company believes that having an independent Chairman provides for more effective monitoring and objective evaluation of the Chief Executive Officer’s performance, which enables more direct accountability for the Chief Executive Officer’s performance.
Our Corporate Governance Guidelines provide that if our Chairman is not independent, the Board of Directors may designate a Lead Director who will be independent. The Board, however, has not determined it necessary to designate a Lead Director as the company feels our current structure, as described above, functions well and provides the necessary separation of roles.
Independence
The Board of Directors annually assesses the independence of all directors. No director qualifies as “independent” unless the Board affirmatively determines that the director is independent under the listing standards of Nasdaq. Our Corporate Governance Guidelines require that a majority of our directors be independent. Our Board of Directors believes that the independence of directors and committee members is important to assure that the Board and its committees operate in the best interests of the stockholders and to avoid any appearance of conflict of interest.
Under Nasdaq standards, our Board of Directors has determined that the following five directors are independent: Charles B. Coe, Patricia L. Higgins, Gary M. Pfeiffer, Daniel C. Stanzione and Debora J. Wilson. Mr. Ruffolo is not independent because he currently serves as our President and Chief Executive Officer. For five years, we have had not more than one active or former management employee serving as a director. In that regard, Mr. Ruffolo has served as a director since 2010.
Risk Oversight by Our Board of Directors
While risk management is primarily the responsibility of our management team, our Board of Directors is responsible for the overall supervision of our risk management activities. The Board implements its risk oversight function both at the full Board level and through delegation to various committees. These committees meet regularly and report back to the full Board. The Audit Committee has primary oversight responsibility not only for financial reporting with respect to our major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing our company. The Audit Committee also oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees management of our legal and regulatory compliance systems. The Compensation Committee oversees risks relating to our compensation plans and programs. The Nominations and Governance Committee regularly reviews our governance structure, practices and policies to improve governance of our company and our engagement efforts with our stockholders with a goal to promote the long-term interests of our stockholders.
Management provides updates throughout the year to the respective committees regarding the management of the risks they oversee and each of these committees reports on risk to the full Board of Directors at regular meetings of the Board. The Board periodically reviews the allocation of risk responsibility among the Board’s committees and implements any changes that it deems appropriate. In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as appropriate. At each regularly-scheduled Board meeting, the Chairman and Chief Executive Officer address, in a director-only session, matters of particular importance or concern, including any significant areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the company’s short- and long-term strategies, including consideration of significant risks facing us and how the risks could impact our business.
Our Vice President of Internal Audit coordinates the day-to-day risk management process for our company and reports directly to the Chief Financial Officer and to the Audit Committee. The Vice President of Internal Audit updates the Audit Committee at least quarterly in regular and executive sessions and annually updates the full Board regarding the company’s risk analyses and assessments and risk mitigation strategies and activities. The Vice President of Internal Audit also updates the Compensation Committee annually regarding the risk of our compensation plans and programs.
We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions and approach emerging risks in a proactive manner. We also believe that our risk structure complements the current leadership structure of our Board of Directors, as it allows our independent directors, through the three fully-independent standing Board committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.
We conducted a risk assessment of our 2015 compensation plans and programs to identify potential risks associated with the design of the plans and programs and assess the controls in place to mitigate risks, if any, to an acceptable level. Based on this assessment, management has concluded that our compensation plans and programs do not contain risks that are reasonably likely to cause a material adverse effect on us. We evaluated each plan and program independently and as part of our overall compensation framework. In general, our compensation plans and programs:
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are well documented, appropriately communicated, consistently applied and reviewed annually by the Compensation Committee;

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are based on both individual performance and company performance metrics that are tied to the strategic goals and objectives of the company;

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balance short- and long-term rewards, with compensation capped at levels consistent with industry standards;

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do not encourage excessive risk taking, do not focus on short-term gains rather than long-term value creation, do not reward circumvention of controls or do not contain unrealistic goals and/or targets; and

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are compared to industry standards and peer companies on an on-going basis by both the internal compensation department as well as the Compensation Committee’s independent compensation consultant and amended periodically to maintain consistency with common practices.

Based on these factors, the absence of any identified incentives for risk-taking above the level associated with our business model, the involvement of our independent Compensation Committee and our overall culture and control environment, we have concluded our compensation plans do not promote excessive risk taking.
Stock Ownership Guidelines for Directors and Executive Officers
The Board of Directors believes that directors and management should have a significant financial stake in our company to align their interests with those of our stockholders. In that regard, the Board adopted stock ownership guidelines that require directors and executive officers to own specified amounts of our stock granted to them in connection with their service to the company. The stock ownership guidelines are further described below in “Non-Employee Director Compensation — Stock Ownership Guidelines for Non-Employee Directors” and “Compensation Discussion and Analysis — Stock Ownership Guidelines for Named Executive Officers.”

Code of Conduct and Ethics Hotline
We have a Code of Conduct that covers our directors, officers (including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer) and employees and satisfies the requirements for a “code of ethics” within the meaning of SEC rules. A copy of the code is posted in the “Corporate Governance” section on the Investor Relations page of our website at www.internap.com. The code is available in print to any person without charge, upon request sent to our Corporate Secretary at Internap Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346. We will disclose, in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Conduct.
Any suggestions, concerns or reports of misconduct at our company or complaints or concerns regarding our financial statements and accounting, auditing, internal control and reporting practices can be reported by submitting a report on https://internap.alertline.com/gcs/welcome (anonymously, if desired) or by calling our third-party provider, Global Compliance, at (800) 323-6182.
Attendance
Attendance at Board of Directors and committee meetings is central to the proper functioning of our Board and is a priority. Directors are expected to make every effort to attend all meetings of the Board, meetings of committees on which they serve and the annual meeting of stockholders.
Board and Company Culture
Our Corporate Governance Guidelines are coupled with a robust, open and effective Board environment that promotes respect, trust and candor, fosters a culture of open dissent and permits each director to express opinions and contribute to the Board process. Directors are expected to have unrestricted access to management and any company information they believe is necessary and appropriate to perform their roles as directors. The participation of Board members and the open exchange of opinions are further encouraged at the Board committee level through the periodic rotation of Board members among its standing committees. This open and candid operating environment is shared by management and the Board and is essential to fully realize the benefits of our Corporate Governance Guidelines, committee charters and other policies governing our company.
Stockholder Communications with the Board of Directors
Stockholders and interested parties may communicate with our Board of Directors by sending correspondence to the Board, a specific Board committee or a director c/o Corporate Secretary, Internap Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346 or by sending electronic mail to corpsec@internap.com.
The Corporate Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable directors at each regularly scheduled meeting. The Corporate Secretary will alert individual directors to items which warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Our Corporate Secretary will route items warranting prompt response, but not addressed to a specific director, to the applicable committee chairperson.

NON-EMPLOYEE DIRECTOR COMPENSATION
In 2015, we compensated non-employee directors as follows:
	Cash ($)	Restricted Stock ($)
Newly appointed or elected director	—	Number of restricted shares equal to $110,000
Annual director retainer	$60,000	Number of restricted shares equal to $110,000
Audit Committee chairperson annual retainer	15,000	—
Audit Committee member annual retainer	7,500	—
Compensation Committee chairperson annual retainer	10,000	—
Compensation Committee member annual retainer	5,000	—
Nominations and Governance Committee chairperson annual retainer	7,500	—
Chairman annual retainer	100,000	—
The following table lists the compensation paid to our non-employee directors during 2015:
Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)(3)	Total
Charles B. Coe	$70,000	$118,360	$188,360
Patricia L. Higgins	72,500	118,360	190,860
Gary M. Pfeiffer	81,375	118,360	199,735
Daniel C. Stanzione	107,500	118,360	225,860
Debora J. Wilson	73,875	118,360	192,235

(1) Mr. Ruffolo served as a non-employee director until he commenced employment with us as our Chief Executive Officer and President in May 2015. The fees he received for service as a non-employee director are reflected in the Summary Compensation Table.
(2) Represents the full grant date fair value of restricted stock granted in 2015, calculated in accordance with FASB ASC Topic 718. We value restricted stock using the closing price of our common stock reported on Nasdaq on the grant date. For additional valuation assumptions, see Note 13 to our Consolidated Financial Statements for the fiscal years ended December 31, 2015, 2014 and 2013. The values in this column may not correspond to the actual value that the non-employee directors will realize at the time that the restricted stock vests.
(3) The following table lists the number of outstanding restricted stock awards and stock options held by our non-employee directors as of December 31, 2015. The reported numbers reflect only grants made by the company and do not include any other stock that a director may have acquired on the open market:
Name	Stock Awards (#)(a)	Options (#)(b)
Charles B. Coe	69,502	45,560
Patricia L. Higgins	92,484	45,560
Gary M. Pfeiffer	68,810	38,560
Daniel C. Stanzione	81,132	45,560
Debora J. Wilson	83,459	16,290

(a)
Includes awards of restricted stock net of any shares withheld at the election of a director to satisfy minimum statutory tax obligations upon vesting plus shares acquired upon exercise of vested stock options. Some of the reported grants remain subject to time-based vesting.

(b)
All outstanding options are fully vested.

Stock Ownership Guidelines for Non-Employee Directors
The Board of Directors has implemented stock ownership guidelines that require each non-employee director to beneficially own a number of shares of company common stock equal to five times the annual director retainer as identified above. Our Board of Directors did not change the ownership requirement for non-employee directors (5.0 x annual retainer) even though the annual retainer for Board service was increased effective January 1, 2015. All non-employee directors meet the required guidelines. We believe that these guidelines further align the interests of directors and stockholders. Please see “Compensation Discussion and Analysis — Stock Ownership Guidelines for Named Executive Officers” for additional information regarding the guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS
Five Percent Stockholders
The following table sets forth information as to those holders known to us to be the beneficial owners of more than 5% of our outstanding shares of common stock as of December 31, 2015:
	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent of Class(1)
Avenir Corporation(2)	6,237,457	11.14%
BlackRock, Inc.(3)	3,247,978	5.80%
Dimensional Fund Advisors LP(4)	3,033,182	5.42%
GAMCO Investors, Inc.(5)	11,485,862	20.52%
LMCG Investments, LLC(6)	5,251,019	9.38%

(1) As of December 31, 2015, based on 55,971,280 shares outstanding on that date.
(2) Based on information set forth in Amendment No. 5 to Schedule 13G filed February 12, 2016. The Schedule 13G indicates that Avenir Corporation has sole voting and dispositive power over 6,237,457 shares of our common stock. The business address of Avenir Corporation is 1775 Pennsylvania Avenue NW, Suite 650, Washington, DC 20006.
(3) Based on information set forth in Amendment No. 6 to Schedule 13G filed January 26, 2016. The Schedule 13G indicates that BlackRock, Inc. has sole voting power over 3,123,568 shares of our common stock and sole dispositive power over 3,247,978 shares of our common stock. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(4) Based on information set forth in Amendment No. 5 to Schedule 13G filed February 9, 2016. The Schedule 13G indicates that Dimensional Fund Advisors LP has sole voting power over 2,900,860 shares of our common stock and sole dispositive power over 3,033,182 shares of our common stock. The business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(5) Based on information set forth in Amendment No. 16 to Schedule 13D filed March 14, 2016. The Schedule 13D indicates that Gabelli Funds, LLC has sole voting and dispositive power over 3,463,395 shares of our common stock; GAMCO Asset Management, Inc. has sole voting power over 6,832,258 shares of our common stock and sole dispositive power over 7,263,789 shares of our common stock; Teton Advisors, Inc. has sole voting and dispositive power over 555,590 shares of our common stock; Gabelli Securities, Inc. has sole voting and dispositive power over 48,000 shares of our common stock; GAMCO Investors, Inc. has sole voting and dispositive power over 450 shares of our common stock; Associated Capital Group, Inc. has sole voting and dispositive power over 152,638 shares of our common stock; and Mario J. Gabelli has sole voting and dispositive power over 2,000 shares of our common stock. According to the filing, the business address for each of the foregoing entities and Mr. Gabelli is One Corporate Center, Rye, New York 10580.
(6) Based on information set forth in Schedule 13G filed February 16, 2016. The Schedule 13G indicates that LMCG Investments, LLC has sole voting power over 5,140,144 shares of our common stock and sole dispositive power over 5,251,019 shares of our common stock. The business address of LMCG Investments, LLC is 200 Clarendon Street, T-28, Boston, Massachusetts 02116.
Stock Ownership of Management
The following table sets forth the number of shares of common stock beneficially owned as of March 11, 2016 by each of our directors and named executive officers (defined below under “Compensation Discussion and Analysis”) and all of our directors and executive officers as a group. The address of each current director and named executive officer is c/o Internap Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346.

To our knowledge, except under community property laws, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock.
	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares(1)	Percent of Class
Charles B. Coe	127,062	*
Patricia L. Higgins	138,044	*
Gary M. Pfeiffer	107,460	*
Michael A. Ruffolo	539,255	1.00%
Daniel C. Stanzione	165,692	*
Debora J. Wilson	253,664	*
Kevin M. Dotts	436,844	*
Peter G. Bell	116,396	*
Satish Hemachandran	92,097	*
Steven A. Orchard	444,212	*
J. Eric Cooney(2)	923,288	*
All directors and executive officers as a group (11 persons)	3,344,014	5.83%

* Represents beneficial ownership of less than 1%.
(1) Includes shares that may be acquired by the exercise of stock options granted under our equity compensation plans within 60 days after March 11, 2016 as follows:
Name	Options (#)
Charles B. Coe	45,560
Patricia L. Higgins	45,560
Gary M. Pfeiffer	38,650
Michael A. Ruffolo	97,540
Daniel C. Stanzione	45,560
Debora J. Wilson	16,290
Kevin M. Dotts	224,051
Peter G. Bell	33,840
Satish Hemachandran	20,208
Steven A. Orchard	312,566
J. Eric Cooney	—
Directors and executive officers as a group	879,825

(2) Mr. Cooney’s employment ended in May 2015. The number of shares reported in the table above reflects the number of shares of vested restricted stock that he held on his termination date, which may not reflect his current holdings.

EXECUTIVE OFFICERS
Executive Officers
In addition to Mr. Ruffolo, our President and Chief Executive Officer, whose biographical information appears under “Proposal 1 — Election of Directors,” set forth below are the names, ages and biographical information for each of our current executive officers.
Name	Age	Position
Michael A. Ruffolo	54	President and Chief Executive Officer
Kevin M. Dotts	53	Chief Financial Officer
Peter G. Bell	57	Senior Vice President, Global Sales
Satish Hemachandran	37	Senior Vice President and General Manager, Cloud and Hosting
Steven A. Orchard	45	Senior Vice President and General Manager, Data Center and Network Services
Kevin M. Dotts has been our Chief Financial Officer since 2012 and manages all of our finance, accounting, treasury, information technology and real estate activities. Prior to joining us, Mr. Dotts served as Chief Financial Officer and Executive Vice President of Culligan International Company since 2011. From 2009 to 2010, Mr. Dotts served as Chief Financial Officer and Director of Gas Turbine Efficiency PLC, a global energy technology development company. Prior to that time, Mr. Dotts served EarthLink, Inc. as Chief Financial Officer and Executive Vice President from 2004 to 2009 and as Vice President Finance from 2002 until 2004. Mr. Dotts began his career at General Electric Company in 1987 and served in increasingly senior financial roles during his 15 years of tenure, including leadership positions at GE Plastics Europe, GE Plastics Americas, NBC Corporate and GE Energy Parts, Inc. A graduate of General Electric’s Financial Management Program, Mr. Dotts was a leader of General Electric’s Corporate Audit Staff. Mr. Dotts is an Advisory Board member of the Atlanta CFO Roundtable (Terry College of Business, University of Georgia) and holds a B.S. in Finance and Computer Information Systems Management from Drexel University.
Peter G. Bell has been our Senior Vice President, Global Sales since October 2014 and leads our worldwide sales organization, including sales, lead generation, channel and strategy. Prior to joining us, Mr. Bell served as Vice President and General Manager, Global Solutions Sales at NTT America from 2012 to 2014. Prior to that time, Mr. Bell served as Senior Vice President of the Global Partner Program for Global Crossing from 2009 to 2012. Mr. Bell served as Vice President of Sales at BT Global Services from 2007 to 2012, and as Senior Vice President of Sales at WilTel Communications (acquired by Level 3 Communications) from 2003 to 2006. Mr. Bell spent more than a decade in sales, sales management and market development roles in the United States, the United Kingdom and Hong Kong for Cable & Wireless. Mr. Bell holds a B.S. in Mass Communications from Emerson College and attended the INSEAD School of Business.
Satish Hemachandran has been our Senior Vice President and General Manager, Cloud and Hosting since January 2015, where he leads our cloud and hosting services business, including product management and marketing, business development, customer support, technical operations, engineering and program management. Mr. Hemachandran joined us in 2014 as Vice President, Product Management of our cloud and hosting services business. Mr. Hemachandran brings to Internap nearly 15 years of experience in technology innovation and product leadership across cloud, managed services and enterprise software. Prior to joining Internap, Mr. Hemachandran held several leadership positions in product management and software engineering for technology companies. Most recently, he served as the senior director of product management at Cbeyond, where he managed the company’s cloud and network services portfolio. Previously, Mr. Hemachandran was director of product management at SunGard Availability Services, where he was responsible for strategy and product development of SunGard’s Enterprise Cloud. Before joining SunGard, he held various roles of increasing responsibility in product management and engineering of software infrastructure at Sun Microsystems and Netscape. Mr. Hemachandran holds an M.B.A. from Emory University along with graduate and undergraduate degrees in Chemical Engineering.
Steven A. Orchard has been our Senior Vice President and General Manager, Data Center and Network Services since January 2014, where he leads our data center and network services businesses, including the product management, business development, service delivery, research and development and operations functions for our colocation, IP services and content delivery network offerings. Until January 2015, Mr. Orchard also led our customer support functions. From 2012 until January 2014, Mr. Orchard served as our Senior Vice President, Development and Operations, where he led our service delivery, operations and customer support functions and was responsible for research, architecture and development of our full suite of IT infrastructure solutions. Mr. Orchard originally joined us in 1999 and has previously served as Senior Manager, IP

Operations from 2005 until 2006; Director, Network Operations from 2006 until 2007; Vice President, Network Operations from 2007 until 2009 and our Senior Vice President, Operations and Support from 2009 until 2012. Prior to joining us, Mr. Orchard held systems positions with Codesic, Inc. and Oasis Systems, Inc. Mr. Orchard holds a B.S. from the University of Oregon.
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
We design our compensation programs with the goal of aligning the economic interests of our named executive officers with those of our stockholders. With this singular goal in mind, our executive compensation programs reward our named executive officers for the achievement of financial metrics that we believe will drive stockholder value. This design incents and rewards our named executive officers for the achievement of our short-term (annual) goals and focuses them on our long-term strategic goals, while at the same time avoiding the encouragement of excessive risk-taking. Total compensation for our named executive officers is comprised of base salary, annual short-term cash incentives based on the achievement of specific financial objectives and long-term equity incentive grants which are reinforced by our robust stock ownership guidelines. Our named executive officers participate in the benefit programs generally available to all other eligible employees.
In 2015, we achieved a number of important milestones positioning our company for future growth and success. We made strategic investments to drive innovation, enhance our competitiveness, solidify our growth and expand the value of our company. In 2015, specific accomplishments included the following:
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Highest Levels of EBITDA in Company History. Following on our robust EBITDA performance in 2014, we delivered the highest adjusted EBITDA in our history in 2015. Full year adjusted EBITDA increased 1% year-over-year to $79.6 million, which is our sixth consecutive year of adjusted EBITDA growth. Adjusted EBITDA margin expanded by 15 basis points to 25.0%. Adjusted EBITDA is a non-GAAP financial measure, and is defined as loss from operations plus (a) depreciation and amortization, (b) loss on disposals of property and equipment, (c) impairments and restructuring and (d) stock-based compensation. Adjusted EBITDA margin is adjusted EBITDA as a percentage of revenues. We reconcile adjusted EBITDA to income from operations and provide a discussion of why we present adjusted EBITDA beginning on page 19 our Annual Report on Form 10-K for the year ended December 31, 2015, which reconciliation and discussion are incorporated herein by reference.

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Continued Execution of our Strategy to Become a Leading Global Supplier of IT Infrastructure Services. We continue to execute on our strategy to deliver profitable growth by leveraging our investments in colocation, hosting and cloud services, which we refer to as our core datacenter services. Datacenter services segment margin in 2015 was 58.8%, an increase of 260 basis points over 2014. This was the highest annual data center services segment margin in our history. An increasing proportion of higher-margin services, specifically colocation sold in company-controlled data centers, hosting and cloud services drove data center services segment margin higher. The ongoing strategic shift we have made in focusing on higher-margin company-controlled data center hosting and cloud services continues to deliver results and remains a key driver for our long-term profitable growth. Our financial performance in 2015 highlights the successful execution of our data center services strategy and the solid operating leverage we are building into our business model.

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Business unit realignment. In 2015, we began the realignment of Internap into two distinct business units: (1) Data Center and Network Services and (2) Cloud and Hosting and have accelerated the transition in the first months of 2016. We believe this realignment will create more effective and efficient business units. As part of the realignment, we are redirecting our operations and cost structure toward product and market opportunities where we believe we can drive the greatest value for both customers and shareholders.

While we are pleased with these accomplishments, and believe we are well positioned for continued operational and financial growth in 2016, we are also mindful that we did not achieve our internal targeted measures of financial performance (revenue, adjusted EBITDA and bookings net of churn) for 2015. Given this performance and notwithstanding operational improvement across the business, we did not pay short-term bonuses to named executive officers for achievement of corporate financial targets, other than to our Senior Vice President, Global Sales who participated in a separate incentive arrangement and who achieved certain bookings and churn targets. The Compensation Committee continues to believe that, on balance, the design, implementation and execution of our executive compensation program is appropriate to align the interests of our named executive officers with those of our stockholders. In summary, we set aggressive corporate financial targets in 2015, did not achieve them and did not pay a short-term incentive to our named executive officers for that performance.

Significant Compensation Practices and Recent Modifications
We target the elements of our compensation program to provide employees, including our named executive officers, with a compensation program that is market competitive and intended to reward them for performance.
We target base salaries and short- and long-term compensation for employees, in aggregate, to be market competitive. In setting our base salaries, we take into consideration such things as personal performance, internal equity and an assessment of the internal impact of specific roles. Our goal in setting our compensation program is to maintain an appropriate cost structure while at the same time attracting, motivating and retaining talented employees at all levels. Further, we seek to provide our named executive officers with significant wealth creation opportunities when they deliver successful results through long-term equity grants, which, coupled with our rigorous stock ownership guidelines, provides a strong linkage between our executive compensation program and the interests of our stockholders.
In setting the compensation of our named executive officers, our Compensation Committee uses peer group data prepared by third parties and analysis conducted by Compensation Strategies, Inc. (“CSI”), the independent compensation consultant to our Compensation Committee, to assess the competitiveness of our compensation levels and provide a target range for our compensation programs. More specifically, we target the compensation levels of our named executive officers to be within an acceptable range around the median compensation for our peer group. Where appropriate, we adjust compensation to account for factors such as the individual’s level of experience, responsibilities, performance, relative internal impact of the role and expected future contributions. Ultimately, the determination of the compensation level for any named executive officer is not merely formulaic but is developed using a balanced consideration of all of these elements.
We review and evaluate our compensation programs, practices and policies on an ongoing basis, but at least annually. We modify our compensation programs to address evolving best practices and factors we believe will motivate our employees, including named executive officers, to perform in the best interests of our stockholders. We have provided below some of the more significant practices and recent modifications.

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Base Salaries. Given the recent hire of our Chief Executive Officer in 2015, our Board of Directors did not increase his base salary in 2016. Our former Chief Executive Officer did not receive an increase in 2015. The Compensation Committee considered the base salaries of our other named executive officers and, in part based on the Chief Executive Officer’s recommendations, increased their base salaries between 0% and 3.0% in 2015 and between 0% and 6.38% in 2016 for performance in 2015.

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Performance-Based Approach. We pay our named executive officers for performance. In that regard, short-term incentive awards for named executive officers are determined solely by corporate performance and long term-incentive awards for named executive officers are largely determined by individual performance and role and responsibility. For 2015, 91% of our Chief Executive Officer’s total compensation was incentive compensation. For our other named executive officers, the percentages of incentive compensation to total compensation ranged from 53% to 64%. Please see the graph on page 24 for additional information on the allocation of our compensation.

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Short-Term (Annual) Incentive Compensation. Each of our named executive officers, other than our Chief Executive Officer and Senior Vice President, Global Sales, was eligible to receive an award for performance in 2015 based solely on attainment of revenue, adjusted EBITDA and bookings net of churn targets. As noted above, we did not achieve our corporate financial targets and, thus, we did not pay these named executive officers short-term incentive compensation for 2015 performance. Our Senior Vice President, Global Sales received short-term incentive compensation for achievement of bookings and churn targets. Our Chief Executive Officer received a prorated amount of incentive compensation per the terms of his commencement of employment.

In 2016, we have increased our “pay-for-performance” focus while continuing to align all named executive officers toward similar corporate and, in the case of the business unit executives, business unit financial goals. Each of our named executive officers, other than our Senior Vice President, Global Sales, is eligible to receive an award for achievement of revenue, adjusted EBITDA and bookings net of churn targets only if the threshold levels for all three corporate financial targets are achieved. Our named executive officers that lead our two business units are focused both on these three corporate financial targets and targets based on the revenue, bookings net of churn and operating margin of their individual business units. Each of these two individuals are eligible to receive an award for achievement of the corporate financial targets noted above and their individual business unit targets only if the threshold levels for all targets are achieved. Our Senior Vice President, Global Sales continues to be focused on increasing bookings and decreasing customer churn and is entitled to receive an award for achievement of specified bookings and churn targets. We believe this increases the alignment of individual incentives with the creation of stockholder value.
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Long-Term Incentive Compensation. Long-term incentive compensation through equity awards continues to be an important component of the compensation for our named executive officers. In 2015, our long-term incentive awards were comprised of stock options (60%) and restricted stock (40%). This approach is continuing in 2016. Annual grants are made at fair market value and vest over a four year period. The Compensation Committee reviews the types of equity awards used on an annual basis to determine the appropriate focus on stock price appreciation and retention, while continuing to maximize motivation and align named executive officers with stockholder interests. We believe that our approach to long-term incentive compensation reflects those goals. As described below, the 2015 grant values for the named executive officers (excluding those newly hired in 2015) fell within a range of 20% below to 8% above their respective market medians. However, mindful of our obligation to use equity wisely and in light of the decreased price of our stock in early 2016, we significantly reduced 2016 grant values for all of the named executive officers, resulting in values that ranged between 57% below and 73% below their respective market medians.

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2016 Senior Vice President Retention Program. This year will be pivotal for us given the importance of driving growth in the business while facing external challenges, including consolidation in our market and our recent stock price performance. We believe it is critical to retain our executive leadership, including our named executive officers, to lead the transformation of our business into two business units and drive the necessary growth. Given the importance of these individuals to our business and the reduced value of the 2016 long-term incentive compensation awards, combined with the significantly reduced retentive value of previously-granted awards, our Board of Directors approved a one-time retention program. This program consists of separate awards of cash and grants of restricted stock in the total amount of one times the participant’s 2016 incentive plan target (ranging from 50% to 65% of the named executive officer’s base salary). The cash portion represents 50% of the total retention incentive, with 50% being paid on September 30, 2016 and 50% being paid on March 31, 2017. The remaining 50% of the retention incentive is in the form of restricted stock, which vests in three tranches: 30% vests on August 30, 2016; 30% vests on February 28, 2017 and 40% vests on August 30, 2017. Our Chief Executive Officer does not participate in this program.

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No Tax Gross-Ups. None of the named executive officers, including our Chief Executive Officer, are entitled to any tax gross-up for the payment of 280G excise taxes. This marks an important change from our former Chief Executive Officer’s compensation package.

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Stock Ownership Guidelines. Our robust stock ownership guidelines further align the interests of our named executive officers and directors with those of our stockholders. These individuals are required to beneficially own a number of shares of company common stock as determined below:

Individual	Multiple
Chief Executive Officer	6.0x base salary
Chief Financial Officer	3.0x base salary
All Other Senior Vice Presidents	2.0x base salary
Non-Employee Directors	5.0x annual retainer
The guidelines require these individuals to retain 100% of the shares granted to them by the company (net of applicable taxes) until the guidelines are achieved.
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Double Trigger Change in Control Agreements. Our named executive officers will receive specified payments and acceleration of vesting of equity in the event of a change in control. The payments and acceleration of vesting are considered “double trigger,” that is, an individual will only be entitled to a change in control payment and acceleration of vesting if the company has experienced a change in control and a qualifying termination occurs following such change in control.

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Clawback Policy. Our clawback policy allows us to “clawback” compensation paid to any employee (and not just to named executive officers) who has engaged in fraud or intentional misconduct in the event of a financial statement restatement. Our approach to clawing back compensation goes beyond the requirements of current law.

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No Perquisites. We do not provide our named executive officers with executive benefit or perquisites programs, with the exception of certain benefits provided to Mr. Ruffolo in connection with his travel to our corporate headquarters, as described in the Summary Compensation Table.

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No Speculative Transactions. All of our employees, including named executive officers, and directors are prohibited from engaging in any speculative transactions in company securities, including engaging in any prepaid forward contracts, equity swaps, collars and exchange funds or any other transaction in which the person could profit if the value of our stock falls, including short sales of company securities and put options on company securities.

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Repricing of Stock Options. We are not permitted to reprice stock options without explicit stockholder approval.

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Limit on Full Value Awards in Equity Plan. We are limited in our ability to grant full value awards (i.e., restricted stock) to 50% of the total number of shares available under our equity plan.

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Limit on Incentive Awards. The maximum potential payout to named executive officers under our short-term (annual) incentive plan is limited to the following percentages of base salary: Chief Executive Officer: 200%; Chief Financial Officer: 130% and 100% for our other named executive officers.

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Compensation Risk Assessment. Our Compensation Committee annually reviews and approves our compensation strategy, which includes a review of compensation-related risk management. In its review, the Compensation Committee analyzes our compensation program for all employees, including short-term (annual) incentive compensation and long-term incentive compensation. The Compensation Committee does not believe that our compensation program encourages excessive or unnecessary risk-taking.

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Independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors as defined by Nasdaq, SEC rules and our director independence standards.

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Independent Compensation Consultant. The Compensation Committee has directly retained its compensation consultant, who performs no other consulting or other services for our company. Our Compensation Committee has evaluated the independence of its compensation consultant and determined that the consultant can provide independent and objective advice and its engagement does not present any conflicts of interest.

We hold an advisory stockholder vote on our executive compensation practices (“say-on-pay”) at each annual stockholders meeting. After consideration of this stockholder vote at our 2015 annual stockholders meeting and given the substantial support received from stockholders at such meeting (nearly 97% of the votes cast were in favor of our executive compensation program), the Compensation Committee continues to apply the same general principles described in this Compensation Discussion and Analysis in its determination of the amounts and types of executive compensation.
We encourage you to read the entire Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the compensation components for our named executive officers.
Overview of Our Executive Compensation Program
The principal components of our executive compensation program are base salary, a short-term (annual) cash incentive based on corporate (and, as applicable, business unit) financial performance and a long-term equity incentive consisting of stock options and restricted stock. Our executive compensation program is benchmarked against the median compensation at a group of peer companies (as described below) as well as the median level of compensation derived from broad-based surveys of companies of similar size to us. We use this market compensation information to evaluate the competitiveness of our executive compensation program relative to our peers.
This section refers to the compensation of our “named executive officers” unless we note otherwise:
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Michael A. Ruffolo, President and Chief Executive Officer

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Kevin M. Dotts, Chief Financial Officer

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Peter G. Bell, Senior Vice President, Global Sales

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Satish Hemachandran, Senior Vice President and General Manager, Cloud and Hosting

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Steven A. Orchard, Senior Vice President and General Manager, Data Center and Network Services

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J. Eric Cooney, former President and Chief Executive Officer

Compensation Committee
The Compensation Committee reports to our Board of Directors on all compensation matters for our executive officers, including our named executive officers. You may learn more about the Compensation Committee’s responsibilities by reading the Compensation Committee’s charter, which is available in the “Corporate Governance” section on the “Investor Relations” page of our website at www.internap.com.
The Compensation Committee annually reviews and approves the compensation of our named executive officers, other than the Chief Executive Officer, and annually reviews and makes recommendations to the full Board of Directors regarding the compensation of our Chief Executive Officer. A majority of the independent directors of the full Board must approve the compensation of our Chief Executive Officer.
Compensation Objectives
We design and manage our compensation programs to align with our overall business strategy and to create value for our stockholders. We believe it is important that our compensation programs:
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Are competitive. Our programs are designed to attract, motivate and retain talented individuals at all levels of our company. We structure our compensation programs to be competitive with the compensation paid by companies with whom we compete for similar staff in our industry.

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Are linked to performance. Many of our employees, including all of our named executive officers, are eligible to participate in our short-term (annual) incentive plans and long-term equity incentive compensation program. We select performance goals that, to the extent achieved, we believe will facilitate the long-term profitable growth of our company and, thus, contribute to long-term value for our stockholders. We believe that the link between compensation and corporate performance motivates and rewards employees, including named executive officers, for achieving and exceeding performance goals, without creating a sense of entitlement and without encouraging excessive risk-taking.

For 2016, all of our named executive officers are eligible to receive an award requiring the achievement of all of the threshold levels of performance of certain corporate financial targets. If we do not meet all of our threshold levels of performance against those financial targets, our named executive officers do not get paid under our short-term incentive plans.
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Align the interests of our named executive officers with those of our stockholders. Our annual performance goals are intended to drive the creation of long-term stockholder value. Long-term equity incentive compensation generally vests over a four-year period and the value of such grants to the recipients increases or decreases based on changes in the price of our common stock over time. Our named executive officers are subject to robust stock ownership guidelines. Given the wealth creation opportunities for achievement of successful results that are inherent in our long-term incentive compensation program, and the obligation of our named executive officers to retain a specific level of equity, we believe that our long-term equity incentive compensation program appropriately links the interests of our named executive officers and stockholders.

Components of our Executive Compensation Program
The components of our executive compensation program, the primary purpose of each component and the form of compensation for each component are described in the following table:
Component	Primary Purpose	Form of Compensation
Base Salary	Provides base compensation for day-to-day performance of job responsibilities	Cash

Short-Term (Annual) Incentive Compensation	Motivates and rewards for the achievement of corporate and, as applicable, business unit goals	Cash

Long-Term Equity Incentive Compensation	Provides incentive for long-term performance, retention and motivation, thereby aligning the financial interests of our named executive officers with the interests of our stockholders
Stock options: vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter; and
Restricted stock: vests in four equal annual installments beginning on the first anniversary of the grant date

Allocation of Compensation Components
We manage our business with the goal of maximizing stockholder value, and, accordingly, a significant percentage of the compensation of our named executive officers is variable and linked to the company’s performance. The incentive components of our compensation program for named executive officers which are linked to corporate performance (targeted short-term (annual) incentive compensation and the value of long-term equity incentive compensation) are targeted to exceed the level of their annual base salary. Whether named executive officers actually receive the targeted incentive compensation level depends on the overall short- and long-term performance of our company and the growth in our stock price.
The Compensation Committee considers qualitative and quantitative factors when establishing compensation for each named executive officer. We do not have a specific formula for the allocation of the various compensation elements between fixed (base salary) and variable pay, nor for the individual elements of compensation (base salary, short-term (annual) incentive and long-term equity incentive). However, our expectation is that the short- and long-term incentive components of the named executive officer’s total compensation package will comprise the majority of their total targeted compensation. We determine the compensation structure for each individual based on our assessment of a number of factors including:
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the long-term strategic and shorter term operational objectives of our business;

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an analysis of the compensation components at peer companies;

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broad-based survey data from companies in our industry and of like size; and

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the named executive officer’s level of experience, responsibilities, performance of the individual and the relevant business unit, relative internal impact of the role and expected future contributions.

The following table illustrates the allocation of the targeted principal compensation components for our named executive officers for 2015. The percentages reflect the amounts of actual base salary earned, the targeted short-term (annual) incentive compensation and the aggregate grant date fair values of long-term equity compensation granted.
* CEO refers to Mr. Ruffolo, who joined us in May 2015. The amount reported for Mr. Ruffolo for short-term (annual) cash incentive reflects a guaranteed incentive bonus negotiated in connection with his commencement of employment. Mr. Ruffolo also received a sign-on bonus in connection with his commencement of employment which is not reflected in the graph above, but which does appear in the Summary Compensation Table on page 33 of this proxy statement.
Compensation Consultant and Benchmarking
CSI has served as the independent compensation consultant to the Compensation Committee since 2009. CSI assists the Compensation Committee in designing and implementing our executive compensation program and provides analytical review and assessment of our executive compensation program and its ongoing relevance. In connection with its engagement of CSI, the Compensation Committee considered various factors bearing upon CSI’s independence including, but not limited to, the amount of fees received by CSI from us as a percentage of CSI’s total revenue, CSI’s policies and procedures designed to prevent conflicts of interest and the existence of any business or personal relationship that could impact CSI’s independence. After reviewing these and other factors, the Compensation Committee determined that CSI was able to provide independent and objective advice and that its engagement did not present any conflicts of interest. Other than executive and Board compensation consulting, CSI did not provide any other services to the company in 2015. The Compensation Committee has engaged CSI for executive compensation services in 2016.
The Compensation Committee and management sought the views of CSI regarding market trends for executive compensation and analysis of specific compensation program components. CSI provided information comparing direct compensation for the named executive officers to market data from a group of peer companies (as described below) as well as other broader-based survey sources. “Direct compensation” encompassed base salary, annual bonus opportunities and long-term compensation in the form of equity grants.
Based on CSI’s recommendation, the Compensation Committee selected a group of peer companies for use in establishing 2015 compensation levels for the named executive officers. CSI previously provided 50th percentile compensation information from this peer group for base salary and short- and long-term incentive compensation and updated it to reflect estimated changes in market levels. Consistent with standard practices, due to the varying sizes of the companies included in the peer group, CSI used statistical analysis to “size-adjust” the market compensation data to reflect our relative annual revenue. This peer group consisted of:

Active Network, Inc.	Digital River, Inc.	Inteliquent, Inc.
Aruba Networks, Inc.	j2 Global Communications, Inc.	Riverbed Technology, Inc.
Bottomline Technologies, Inc.	Keynote Systems, Inc.	Synchronoss Technologies, Inc.
Cbeyond, Inc.	Limelight Networks, Inc.	Virtusa Corporation
Cogent Communications Group, Inc.	LogMeIn, Inc.	Web.com Group, Inc.
Coresite Realty Corp.	Neustar, Inc.	Websense, Inc.
Digi International Inc.	NIC, Inc.
The Compensation Committee considered the market compensation data provided by CSI, the experience level of each named executive officer and the responsibilities associated with a particular named executive officer’s role as multiple reference points in evaluating the compensation components and aggregate compensation package for each of the named executive officers. Generally, we target our compensation program to fall within a reasonable range around the median of the market compensation data for similarly-sized companies in the industries in which we compete (telecommunications, technology, data center and hosting industries). While we target the median in the aggregate, individual named executive officer compensation may be either below or above the median based on individual circumstances including performance, experience and/or recruiting and retention needs. When our corporate performance exceeds targets established by the Compensation Committee, the total cash compensation paid to our named executive officers, as a group, may exceed targeted total cash compensation levels, which reflects the Compensation Committee’s commitment to pay for performance. When our corporate performance does not meet our established targets, total cash compensation of our named executive officers generally would be below targeted levels, which also reflects a commitment to pay for performance.
Principal Components of our Executive Compensation Program
Base Salary
Base salary is the only fixed component of our named executive officers’ total compensation package. Our annual salary review process is based on our overall annual budget guidelines and is influenced by competitive market data (provided by CSI) as well as individual performance. Our salary increase philosophy provides for larger increases for higher levels of individual performance. Our Compensation Committee approved an overall budget for annual salary increases for all employees of 3.0% 2015 and 1.25% for 2016.
Annual Performance Appraisal. All employees, including named executive officers, undergo an annual performance appraisal. The employee’s performance for the prior year is evaluated by his or her direct manager.
Our Chief Executive Officer reviews the performance for each named executive officer, which includes the individual’s overall responsibilities, specific operational goals and objectives, results and tenure in the particular position. The Chief Executive Officer uses his judgment in assessing those factors in both a quantitative and qualitative manner. Together with the competitive market data, this appraisal guides the Chief Executive Officer’s recommendation for each named executive officer’s salary increase. In February of each year, our Chief Executive Officer reviews the competitive market data along with his recommendations for salary increases with the Compensation Committee. The Compensation Committee makes the final determination of each named executive officer’s base salary.
With respect to the performance assessment of the Chief Executive Officer, the Compensation Committee reviews his performance against his pre-defined goals and objectives together with competitive market data and makes a recommendation to the full Board of Directors as to any change in base salary. After considering the recommendation of the Compensation Committee, the full Board meets in executive session to determine and approve the Chief Executive Officer’s base salary.
2015 and 2016 Base Salaries. In our continued effort to manage employee-related costs, the Compensation Committee and/or Board of Directors approved only modest base salary increases in recent years for named executive officers. After due consideration of individual, company and market dynamics discussed above, the Compensation Committee approved and/or recommended salary increases (detailed in the table below) ranging from 0% to 3.0% for 2015 and from 0% to 6.38% for our named executive officers, including our Chief Executive Officer (whose base salary was determined by the Board), as described below. Salary increases are effective in April of each year.

Name	2015 Base Salary Increase (%)	2015 Base Salary ($)	2016 Base Salary Increase (%)	2016 Base Salary ($)
Michael A. Ruffolo(1)	—	$675,000	—	$675,000
Kevin M. Dotts	3.0%	335,457	—	335,457
Peter G. Bell(2)	—	250,000	—	250,000
Satish Hemachandran(3)	11.63%	235,000	6.38%	250,000
Steven A. Orchard	3.0%	283,557	—	283,557
J. Eric Cooney	—	620,000	—	—

(1) Mr. Ruffolo’s employment began in May 2015; his base salary was determined in connection with his commencement of employment.
(2) Mr. Bell’s employment began in October 2014, and he was not eligible for an increase in base salary for 2015 given his relatively short tenure.
(3) Mr. Hemachandran’s employment began in late September 2014 as Vice President of Product Marketing. He was promoted in January 2015 to his current position and received an increase in his base salary at the time of his promotion. The Compensation Committee approved the increase in Mr. Hemachandran’s base salary for 2016 based on his individual personal performance and recognition of his increased responsibilities in managing our Cloud and Hosting business unit.
The 2016 base salaries of our current named executive officers (other than our Chief Executive Officer) are in a range from approximately 3.1% below to 7.4% above the market median. Mr. Ruffolo’s 2015 base salary was approximately 26% above the market median and was established, in large part, through comprehensive negotiations prior to his employment and was influenced by market levels for his position as well as his experience at other companies and professional achievements.
Short-Term (Annual) Incentive Compensation
In 2015, our named executive officers (other than our Chief Executive Officer and SVP, Global Sales) were eligible to earn an annual cash award under our short-term incentive plan based solely on achievement of corporate financial targets. The Compensation Committee removed individual business unit targets for our named executive officers in 2013 to further align the interests of our named executive officers with those of our stockholders.
Our Compensation Committee believes short-term incentive compensation opportunities for named executive officers should be competitive with incentive compensation at comparable peer-group companies of similar size and companies with whom we compete for exceptional talent. Our corporate financial targets are based on our financial plan approved by the Board of Directors. This approach ensures alignment and focus among named executive officers around the attainment of corporate financial targets. The Compensation Committee considers each named executive officer’s performance, experience level and potential to impact our short-term performance when setting an individual’s annual incentive compensation opportunity.
Our Compensation Committee approves awards to named executive officers, other than Mr. Ruffolo, and reviews results achieved compared to corporate targets. The Board of Directors (excluding Mr. Ruffolo) approves any award to Mr. Ruffolo after receiving recommendations from the Compensation Committee.
2015 Short-Term Incentive Plan. Our Compensation Committee approved the 2015 Short-Term Incentive Plan (the “2015 STIP”) which awarded participants at or above the senior vice president level, including named executive officers, solely on the basis of achievement of three criteria:
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revenue (30% of potential award)

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adjusted EBITDA (40% of potential award)

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bookings net of churn (30% of potential award)

The Compensation Committee, for named executive officers other than our Chief Executive Officer, and the Board of Directors, for our Chief Executive Officer, assigned each individual a target level of incentive compensation potential, expressed as a percentage of base salary. In setting the potential annual incentive compensation each named executive officer could earn at the target award level, the Compensation Committee considered the competitive market data provided by CSI and the experience and responsibilities of the named executive officer.

Our revenue, adjusted EBITDA and bookings net of churn targets for the 2015 STIP were as follows:
Criteria	At Threshold ($)	At Target ($)	At Stretch ($)
Revenue	$ 337.3 million	$ 345.9 million	$ 354.6 million
Adjusted EBITDA	87.5 million	92.1 million	96.7 million
Bookings net of churn	1.7 million	3.6 million	5.3 million
Our revenue, adjusted EBITDA and bookings net of churn for the year ended December 31, 2015 were $318.3 million, $79.6 million and $(0.5) million, respectively. We did not pay any awards to the named executive officers under the 2015 STIP given that we did not achieve our corporate financial targets.
The table below outlines the potential awards that could have been earned under the 2015 STIP had the corporate financial targets been achieved and reflects that no awards were paid to any named executive officer under the 2015 STIP:
Name	At Threshold(1) ($)	At Target (%)	At Target(2) ($)	At Stretch (%)	At Stretch ($)	2015 STIP Award ($)
Michael A. Ruffolo(3)	—	—	—	—	—	—
Kevin M. Dotts	$108,168	65%	$216,337	130%	$432,674	—
Peter G. Bell(4)	—	—	—	—	—	—
Satish Hemachandran	58,510	50%	117,020	100%	234,039	—
Steven A. Orchard	70,333	50%	140,667	100%	281,333	—
J. Eric Cooney(5)	113,269	100%	226,538	200%	453,076	—

(1) Partial awards starting at 50% of target could have been earned for each goal based on achievement between the threshold and target levels. Threshold levels differed by objective.
(2) The amount that a named executive could earn was based on the actual amount of base salary earned during 2015 (rather than base salary at a point in time).
(3) Per the terms of his commencement of employment, Mr. Ruffolo did not participate in the 2015 STIP and instead received a guaranteed incentive compensation as set forth in the “Summary Compensation Table” below.
(4) Mr. Bell participated in a separate incentive arrangement based on achievement of bookings and churn targets and did not participate in the 2015 STIP.
(5) Mr. Cooney’s employment ended in May 2015 and he was not eligible to receive an award under the 2015 STIP.
A named executive officer was eligible for stretch awards only if we significantly over-achieved corporate financial objectives. The named executive officers’ target percentages were between approximately 0 and plus 9 percentage points above their respective market medians.
2015 Incentive Arrangement for SVP, Global Sales. Mr. Bell’s incentive compensation arrangement was based on achievement of monthly and annual bookings and churn targets, with 75% of his incentive tied to bookings targets and 25% of his incentive tied to churn targets. Mr. Bell was entitled to earn a partial award starting at 50% of his bookings target based on achievement between the threshold and target levels. Mr. Bell was not entitled to receive an award for the churn target if corporate performance was below the targeted level of performance. Mr. Bell was entitled to a stretch award only if we over-achieved the corporate bookings net of churn target applicable to all named executive officers. Any variable compensation earned by Mr. Bell was paid monthly, two months in arrears. Mr. Bell earned $72,605 under this incentive arrangement for performance in 2015.
2016 Short-Term Incentive Plan. In 2016, we have increased our pay-for-performance focus while continuing to align all named executive officers toward similar corporate and, in the case of our business unit executives, business unit financial goals. Each of our named executive officers, other than our SVP, Global Sales, is eligible to receive an award under our 2016 Short-Term Incentive Plan (the “2016 STIP”) for achievement of revenue, adjusted EBITDA and bookings net of churn targets only if the threshold levels for all three corporate financial targets are achieved. Any award earned under the 2016 STIP to our named executive officers, other than our SVP, Global Sales and our SVPs that lead our two business units, will be based on the following allocation:

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revenue (30% of potential award)

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adjusted EBITDA (40% of potential award)

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bookings net of churn (30% of potential award)

Our named executive officers that lead our two business units (our SVP and General Manager, Data Center and Network Services and our SVP and General Manager, Cloud and Hosting) are focused on these three corporate financial targets in addition to financial targets of their individual business units, and will earn an award only if the threshold levels for all corporate and business unit targets are achieved. An award earned under the 2016 STIP by either of these two individuals will be based on the following allocation:
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revenue, adjusted EBITDA and bookings net of churn for the company in accordance with the allocations outlined above (which will equal 80% of potential award)

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financial targets of the particular business unit in accordance with the following allocations (which will equal 20% of potential award):

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revenue of the particular business unit (30% of potential award related to business unit performance)

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adjusted EBITDA of the particular business unit (40% of potential award related to business unit performance)

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operating margin (30% of potential award related to business unit performance)

2016 Senior Executive Sales Incentive Plan. In 2016, our Senior Vice President, Global Sales continues to be focused on increasing bookings and decreasing customer churn and his incentive compensation arrangement operates similarly to that described above for 2015. Mr. Bell’s incentive compensation arrangement is based on achievement of monthly and annual bookings and churn targets, with 80% of his incentive tied to bookings targets and 20% of his incentive tied to churn targets. Mr. Bell is entitled to earn a partial award starting at 50% of his bookings and churn targets based on achievement between the threshold and target levels. Mr. Bell will be entitled to a stretch award only if we over-achieve the corporate bookings net of churn target applicable to all named executive officers. Any variable compensation earned by Mr. Bell will be paid monthly, two months in arrears. The Compensation Committee believes that it is important to incent attainment of bookings and churn targets and emphasize bookings growth for executive sales leadership, while ensuring alignment among named executive officers relative to the corporate bookings net of churn target.
We believe that the structure of our 2016 STIP and the 2016 Senior Executive Sales Incentive Plan appropriately align the interests of our named executive officers with those of our stockholders. Named executive officers are aligned on driving stockholder value through driving profitable revenue and bookings while reducing customer churn.
The table below outlines the potential awards that may be earned by the named executive officers under the 2016 STIP and the 2016 Senior Executive Sales Incentive Plan, as applicable:
Name	At Threshold(1) ($)	At Target (%)	At Target(2) ($)	At Stretch (%)	At Stretch ($)
Michael A. Ruffolo	$337,500	100%	$675,000	200%	$1,350,000
Kevin M. Dotts	109,024	65%	218,047	130%	436,094
Peter G. Bell	62,500	50%	125,000	100%	250,000
Satish Hemachandran	62,500	50%	125,000	100%	250,000
Steven A. Orchard	70,889	50%	141,779	100%	283,557

(1) For named executive officers other than Mr. Bell, partial awards starting at 50% of target may be earned for each based on the achievement between the threshold and target levels, provided that the threshold levels for all of the corporate financial targets are achieved. Threshold levels differ by objective. Mr. Bell is entitled to earn a partial award starting at 50% of his bookings and churn targets based on achievement between the threshold and target levels.
(2) The amount that a named executive officer can earn will be based on the actual amount of base salary earned during 2016 (rather than base salary at a point in time).

The named executive officers’ target award percentage for 2016 are unchanged from the 2015 level and remain between approximately 0 and plus 9 percentage points above their respective market medians.
Our Compensation Committee reviews the structure and parameters of our short-term incentive plan annually in light of current corporate performance and objectives, industry conditions and other relevant factors. The Compensation Committee will then make adjustments to the plan that it believes are necessary to align the short-term incentives with the appropriate corporate objectives for the next year.
Clawback Policy. We have a robust clawback policy that allows us to “clawback” compensation paid to any employee (including any named executive officer) who has engaged in fraud or intentional misconduct in the event of a financial statement restatement. Our approach to clawing back compensation goes beyond the requirements of current law.
Long-Term Equity Incentive Compensation
We grant long-term equity incentive compensation annually under our 2014 Stock Incentive Plan (the “2014 Stock Plan”), which our stockholders approved at the 2014 annual meeting of stockholders.
In 2015, our annual long-term equity compensation program consisted of both stock options (60% of total grant) and restricted stock (40% of total grant). In 2016, we retained both stock options and restricted stock and the respective allocations. We believe this allocation is a responsible use of equity at this time because it increases the retentive value of our equity thereby aligning named executive officers’ interests with those of our stockholders.
Equity Grant Practices. Our Compensation Committee administers our 2014 Stock Plan and approves the amount of and terms applicable to grants and awards to named executive officers, other than grants and awards to our Chief Executive Officer, which our full Board of Directors approves. In addition to annual grants, the Compensation Committee may approve special grants or awards to named executive officers, such as a grant or award to a new hire or for a promotion.
Our Compensation Committee annually reviews long-term equity incentive levels for all named executive officers in light of long-term strategic and performance objectives and each named executive officer’s role within our company and current and anticipated contributions to our future performance. In determining the aggregate value of grants for an individual, the Compensation Committee considers the individual’s position, responsibilities, tenure, personal and business unit performance and internal peer equity, as well as the competitive market data provided by CSI. Our Chief Executive Officer provides input to these decisions, except in the case of his own compensation.
The Compensation Committee approves annual grants at its regularly-scheduled meetings in February, with the goal of making grants after the release of financial results for the previous year. The Compensation Committee expects to continue this practice in future years and will attempt to schedule regular meetings to accommodate this practice.
Stock Options. The option exercise price of a grant is the fair market value of our common stock on the grant date, which is the closing price reported on Nasdaq on that date. Stock options generally vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter.
Restricted Stock. Restrictions on restricted stock generally lapse in four equal annual installments beginning on the first anniversary of the grant date.
The Compensation Committee has discretion to change the allocation of future equity awards for individuals and/or named executive officers as a group.
For 2015, grant values for all named executive officers (excluding Messrs. Ruffolo and Hemachandran) fell within a range of 20% below to 8% above their respective market medians. Messrs. Ruffolo and Hemachandran are not included in this range given that their grants were made in connection with their commencement of employment and promotion, respectively, and, therefore, were not targeted against an annual market level. For 2016, mindful of our obligation to use equity wisely and in light of the decreased price of our stock in early 2016, we significantly reduced 2016 grant values for our named executive officers, resulting in values that ranged between 57% below and 73% below their respective market medians, as determined by CSI. Named executive officers received the following equity awards in 2015 and 2016 under our annual long-term incentive program:

Name	Number of Stock Options Granted in 2015	Number of Shares of Restricted Stock Granted in 2015	Number of Stock Options Granted in 2016	Number of Shares of Restricted Stock Granted in 2016
Michael A. Ruffolo(1)	300,000	300,000	247,056	83,118
Kevin M. Dotts	64,424	19,777	102,857	34,605
Peter G. Bell	35,896	11,019	66,359	22,326
Satish Hemachandran	20,000	10,000	66,359	22,326
Steven A. Orchard	43,052	13,216	66,359	22,326
J. Eric Cooney(2)	154,722	47,496	—	—

(1) The grants made to Mr. Ruffolo in 2015 were in connection with his commencement of employment. The stock options were subject to standard vesting (25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter). The vesting for the restricted stock was as follows: 34% of the grant vested on August 8, 2015, 33% will vest on the first anniversary of the grant date and 33% will vest on the second anniversary of the grant date.
(2) Mr. Cooney’s employment ended in May 2015. In connection with his termination of employment, Mr. Cooney forfeited all unvested stock options and shares of restricted stock previously granted to him.
The Compensation Committee believes that the compensation program for named executive officers provides significant performance incentives. Specifically, the short-term (annual) incentive plan provides incentives for performance and includes defined performance thresholds and maximum opportunity levels for each named executive officer. The stock option and restricted stock grants encompassing our long-term equity incentive program provide longer-term incentives as recipients can benefit from appreciation in our stock price. The size of stock option grants in the equity award focuses recipients on stock price appreciation, thus furthering the goal of rewarding performance and aligning the interests of the named executive officers with those of our stockholders. As these awards vest over time, they also serve as a retention device. Despite the reduced grant values for 2016, the Compensation Committee believes that the compensation program, in the aggregate, provides a sufficient level of incentive and retention for the named executive officers, especially in light of the 2016 Senior Vice President Retention Program discussed below.
2016 Senior Vice President Retention Program
The upcoming year will be pivotal for us given the importance of driving growth in the business while facing external challenges, including consolidation in our market and our recent stock price performance. We believe it is critical to retain our executive leadership, including our named executive officers, to lead the transformation of our business into two business units and drive the necessary growth. Given the importance of these individuals to our business and the reduced value of the 2016 long-term incentive compensation awards, combined with the significantly reduced retentive value of previously-granted awards, our Board of Directors approved a one-time retention program for senior vice presidents. This program consists of separate awards of cash and grants of restricted stock in the total amount of one times the participant’s 2016 incentive plan target (ranging from 50% to 65% of the named executive officer’s base salary). The cash portion represents 50% of the total retention incentive, with 50% being paid on September 30, 2016 and 50% being paid on March 31, 2017. The remaining 50% of the retention incentive is in the form of restricted stock, which vests in three tranches: 30% vests on August 30, 2016; 30% vests on February 28, 2017, and 40% vests on August 30, 2017. The cash payments under the retention program are in addition to any payments a participant may receive from his/her ongoing participation in a 2016 incentive compensation plan, as applicable. The restricted stock grants are in addition to any other grants made under the terms of the Company’s annual long-term incentive program.
Named executive officers received the following amounts under the 2016 Senior Vice President Retention Program:
Name	Value of Restricted Stock ($)	Shares of Restricted Stock (#)	Cash Value ($)
Kevin M. Dotts	$109,023	38,661	$109,023
Peter G. Bell	62,500	22,163	62,500
Satish Hemachandran	62,500	22,163	62,500
Steven A. Orchard	70,889	25,138	70,889

Mr. Ruffolo, our Chief Executive Officer does not participate in this program.
Stock Ownership Guidelines for Named Executive Officers
Our named executive officers and non-employee directors have been subject to robust stock ownership guidelines since 2010, which help align their interests with those of our stockholders. These individuals are required to beneficially own a number of shares of company common stock having a value equal to or greater than the following thresholds:
Individual	Multiple
Chief Executive Officer	6.0x base salary
Chief Financial Officer	3.0x base salary
All Other Senior Vice Presidents	2.0x base salary
Non-Employee Directors	5.0x annual retainer
Whether an individual meets his or her guideline is annually determined and calculated as the lesser number of shares from either (a) the individual’s salary/retainer as of March 19, 2015 (the last day of the latest review cycle for the guidelines) times the multiple above, divided by $8.93 (which was the average price of our common stock for the preceding 60 days) or (b) the individual’s then-current salary/retainer times the multiple above, divided by the then-current price of our common stock.
The guidelines require the listed individuals to retain 100% of the shares granted to them by the company (net of applicable taxes) until the guidelines are achieved. Unrestricted stock held by the individual, including shares purchased on the open market, shares acquired upon exercise of stock options and shares granted by us that have vested, as well as restricted stock still subject to time-based vesting (which are credited toward the guidelines on a pre-tax basis) are credited toward the satisfaction of the ownership guidelines. Unexercised stock options, whether vested or unvested, are not credited toward the satisfaction of the ownership guidelines. All of our current named executive officers and non-employee directors meet the required guidelines.
The Board of Directors routinely reviews the stock ownership guidelines and may make adjustments to ensure that the interests of executive officers are aligned with our stockholders.
No Perquisites
We do not provide our named executive officers with any executive benefit or perquisites programs, with the exception of certain benefits provided to Mr. Ruffolo in connection with his travel to our corporate headquarters, as described in the Summary Compensation Table. We provide named executive officers with the same benefits available to all of our salaried employees, including (a) a choice of medical, dental and vision plans; (b) basic and voluntary life insurance; (c) short-term disability, long-term disability and long-term care insurance; and (d) participation in our 401(k) plan, including discretionary company-matching contributions.
Limitations on the Deductibility of Executive Compensation
Generally, compensation payments in excess of   $1 million to the Chief Executive Officer or the other three most highly compensated executive officers (other than the Chief Financial Officer) are subject to a limitation on deductibility by us under Section 162(m) of the Internal Revenue Code of 1986, as amended, with certain exceptions for qualified “performance-based” compensation. While the Compensation Committee has established procedures to help maximize tax deductibility, the Compensation Committee believes it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. We may pay compensation in future years that does not qualify as performance-based compensation. Because we have available net operating losses, however, we expect the impact of any non-deductibility to be negligible.
Employment Arrangement with our Chief Executive Officer
Mr. Ruffolo’s offer letter provided him, among other things, a base salary and an annual incentive bonus based upon criteria established by our Board of Directors, with a target level of 100% of base salary and a maximum level of 200% of base salary. Mr. Ruffolo also participates in our Employment Security Agreement discussed below. The terms of Mr. Ruffolo’s employment were set through comprehensive negotiations with him prior to his employment and were influenced by market levels for his position as well as his experience and professional achievements.

Potential Payments upon Termination or Change in Control
Our named executive officers are parties to individual employment security agreements that provide for payments in the event of termination of employment or in connection with a change in control. We believe that the interests of our stockholders are best served if the interests of our named executive officers are aligned with them in the event of a change in control. Providing change in control benefits are intended to eliminate, or at least reduce, the reluctance of these named executive officers to pursue potential change in control transactions that may be in the best interests of our stockholders.
Upon a qualifying termination, as defined in the respective employment security agreement, other than during a protection period (which is as defined as a period beginning six months prior to a change of control event and ending 24 months after the change of control event), a participant will receive severance equal to the participant’s then-current base salary for the year in which the termination occurs. Upon a qualifying termination during a protection period, a participant will receive severance equal to the sum of the participant’s then-current base salary plus the maximum bonus for the participant under the applicable bonus plan as established by our Board of Directors for the year in which the termination occurs, and all of the participant’s unvested equity-based compensation will vest. If the amounts payable to a participant under the respective employment security agreement result in the participant becoming liable for the payment of any excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, the participant will receive the greater on an after-tax basis of  (a) the severance benefits payable or (b) a reduced severance benefit to avoid the imposition of the 280G excise tax. None of the named executive officers, including our Chief Executive Officer, are entitled to any tax gross-up for the payment of 280G excise taxes.
An individual will receive the foregoing severance benefits only if he or she delivers a general release and separation agreement. Our obligation to provide such severance benefits is also conditioned upon the individual’s continued compliance with confidentiality, non-competition, non-solicitation and non-disparagement covenants.
Upon a qualifying termination during a protection period, Mr. Ruffolo will receive severance equal to the sum of two and one-half times his then-current base salary plus two and one-half times the maximum bonus for him under the applicable bonus plan established by the Board of Directors for the year in which the termination occurs (rather than the one times multiple outlined above). We believe that it is particularly important for the Chief Executive Officer’s interests to be aligned with those of our stockholders in a change of control since that position is of critical importance to the process and is often at-risk of termination following a change of control. As such, additional protections for Mr. Ruffolo were deemed appropriate. It is important to note that, unlike our prior Chief Executive Officer, Mr. Ruffolo’s employment security agreement does not require us to pay any tax gross-up for the payment of 280G excise taxes.
The following table sets forth the benefits potentially payable to each named executive officer in the event of a change of control of our company. These amounts are calculated on the assumption that a qualifying termination and the change of control event took place on December 31, 2015. For the value of accelerated vesting of equity awards, we determined the option spread and valued restricted stock using a value of  $6.40, the closing price of our common stock on December 31, 2015.
Name	Severance Payment ($)	Accelerated Vesting of Equity Awards ($)
Michael A. Ruffolo	$5,062,500	$1,267,200
Kevin M. Dotts	771,551	366,336
Steven A. Orchard	567,114	183,398
Peter G. Bell	500,000	214,522
Satish Hemachandran	470,000	160,000
J. Eric Cooney(1)	—	—

(1) Mr. Cooney’s employment ended in May 2015; accordingly, he was not entitled to receive any severance payment as of December 31, 2015.

Summary Compensation Table
The following table presents information regarding compensation for our named executive officers for services rendered during 2015, 2014 and 2013.
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Michael A. Ruffolo(5) Chief Executive Officer and President	2015	$428,365	$500,000(6)	$2,826,000	$995,160	$434,589	$86,603	$5,270,717

Kevin M. Dotts Chief Financial Officer	2015	332,826	—	178,784	205,261	—	780	717,651
	2014	323,132	—	131,781	265,921	122,871	754	844,459
	2013	314,650	94,860(7)	—	476,301	62,852	758	949,421

Peter G. Bell(8)	2015	250,000	—	99,612	114,368	72,605	3,713	540,298
	2014	60,577	131,250(9)	197,100(10)	124,785(10)	—	238	513,950

Satish Hemachandran(11) SVP and General Manager, Cloud and Hosting	2015	234,039	—	82,800	58,922	—	3,723	379,484

Steven A. Orchard SVP and General Manager, Data Center and Network Services	2015	281,333	—	119,473	137,168	—	6,861	544,835
	2014	273,139	—	88,063	177,705	79,893	8,068	626,868
	2013	265,460	80,184(7)	—	307,050	32,632	6,642	691,968

J. Eric Cooney Former Chief Executive Officer and President	2015	226,538	—	429,364(12)	492,960(12)	—	620,395	1,769,257
	2014	614,615	—	316,478	638,633	359,550	8,855	1,938,131
	2013	600,000	—	—	1,136,260	184,388	8,640	1,929,288

(1) Represents the full grant date fair value of restricted stock awards granted in the years shown, calculated in accordance with FASB ASC Topic 718. We value restricted stock based on the closing market price of our common stock reported on Nasdaq on the various grant dates. For valuation assumptions, see Note 13 to our Consolidated Financial Statements for the fiscal years ended December 31, 2015, 2014 and 2013. The values in this column may not correspond to the actual value that the named executive officer will realize at the time that the restricted stock vests.
(2) Represents the full grant date fair value of stock options granted in the years shown, calculated in accordance with FASB ASC Topic 718. We value stock options using the Black-Scholes model. For additional valuation assumptions, see Note 13 to our Consolidated Financial Statements for the fiscal years ended December 31, 2015, 2014 and 2013. The values in this column may not correspond to the actual value that the named executive officer will realize at the time that the stock options vest.
(3) Represents amounts earned under our annual short-term incentive plans. The amounts reported for 2015 reflect: (a) a guaranteed incentive compensation payment for Mr. Ruffolo and (b) compensation earned by Mr. Bell under his sales incentive arrangement. No other named executive officers earned incentive compensation under the 2015 STIP. The amounts reported for 2014 were earned under our 2014 Short-Term Incentive Plan and paid in March 2015 and the amounts reported for 2013 were earned under our 2013 Short-Term Incentive Plan and paid in March 2014.
(4) The compensation listed in this column for 2015 includes: (a) matching contributions under our 401(k) savings plan to each of the named executive officers as follows: $2,631 for Mr. Bell; $3,525 for Mr. Hemachandran and $6,583 for Mr. Orchard; and (b) premiums on life insurance policies for each of the named executive officers as follows: $1,062 for Mr. Ruffolo; $780 for Mr. Dotts; $1,032 for Mr. Bell; $198 for Mr. Hemachandran; $278 for Mr. Orchard and $395 for Mr. Cooney. The compensation listed in this column for Mr. Ruffolo also includes (i) $35,538 related to costs reimbursed to him for travel and related expenses from his home state to our corporate office and $25,682 of tax reimbursement related to these reimbursed costs and (ii) $24,321 of compensation for service as a director prior to his commencement of employment. The compensation listed in this column for Mr. Cooney also includes severance of  $620,000 ($359,550 of which was paid in 2015 and $260,450 of which will be paid in 2016).
(5) Mr. Ruffolo’s employment began in May 2015.
(6) We paid this sign-on bonus to Mr. Ruffolo in connection with his commencement of employment.
(7) Our Compensation Committee approved bonuses to certain employees, including named executive officers, who made significant contributions in the acquisition of iWeb and the related credit facility. The listed bonus was paid in cash in March 2014.
(8) Mr. Bell’s employment began in October 2014.

(9) In connection with his commencement of employment, Mr. Bell was eligible to receive a sign-on bonus and a guaranteed bonus for corporate performance. Of the reported amount, $100,000 represents the sign-on bonus (one-half paid in 2014 and the other half paid in March 2015) and $31,250 represents his target amount of variable compensation based on corporate performance, prorated based on his tenure with us.
(10) The value of restricted stock and stock options for 2014 reported in the table represents the value of awards granted to Mr. Bell in connection with his commencement of employment.
(11) Prior to his appointment as our Senior Vice President and General Manager, Cloud and Hosting in January 2015, Mr. Hemachandran was employed by us, but did not serve as a named executive officer.
(12) Mr. Cooney’s employment terminated in May 2015; accordingly he forfeited the grant of restricted stock and stock options made to him in 2015 given that the grants were not vested as of his termination date.
Grants of Plan-Based Awards
The following table provides information about plan-based awards granted to the named executive officers in 2015:
	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Stock Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name and Principal Position			Threshold ($)	Target ($)	Maximum ($)
Michael A. Ruffolo Chief Executive Officer and President	Restricted Stock	5/11/2015				300,000			$2,826,000
	Stock Option	5/11/2015					300,000	$9.42	995,160
	2015 Incentive(6)	8/22/2015	$214,182	$428,365	$856,730

Kevin M. Dotts Chief Financial Officer	Restricted Stock	2/20/2015				19,777			178,784
	Stock Option	2/20/2015					64,424	9.04	205,261
	2015 STIP	2/16/2015	108,168	216,337	432,674

Peter G. Bell SVP, Global Sales	Restricted Stock	2/20/2015				11,019			99,612
	Stock Option	2/20/2015					35,896	9.04	114,368
	2015 Incentive(7)	2/16/2015	62,500	125,000	250,000

Satish Hemachandran SVP and General Manager, Cloud and Hosting	Restricted Stock	1/12/2015				10,000			82,800
	Stock Option	1/12/2015					20,000	8.28	58,922
	2015 STIP	2/16/2015	58,510	117,010	234,039

Steven A. Orchard SVP and General Manager, Data Center and Network Services	Restricted Stock	2/20/2015				13,216			119,473
	Stock Option	2/20/2015					43,052	9.04	137,168
	2015 STIP	2/16/2015	70,333	140,667	281,333

J. Eric Cooney Former Chief Executive Officer and President	Restricted Stock	2/20/2015				47,496			429,364
	Stock Option	2/20/2015					154,722	9.04	492,960
	2015 STIP(8)	2/16/2015	310,000	620,000	1,240,000

(1) Except as noted for Mr. Ruffolo in footnote 6 and for Mr. Bell in footnote 7, amounts in these columns represent the threshold, target and maximum awards set for the 2015 STIP. Given that we did not achieve the corporate financial targets under the 2015 STIP, named executive officers did not receive an award under the 2015 STIP.
(2) We granted the restricted stock under our 2014 Stock Plan to named executive officers. The shares of restricted stock generally vest annually in four equal installments beginning on the first anniversary of the grant date.
(3) We granted stock options under our 2014 Stock Plan to named executive officers. The stock options vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter.
(4) The exercise price of stock options is equal to the closing price of our common stock reported on Nasdaq on the grant date.
(5) Represents the full grant date fair value of stock options and restricted stock granted in 2015, calculated in accordance with FASB ASC Topic 718. For valuation assumptions, see footnotes 1 and 2 to the Summary Compensation Table.

(6) Per the terms of his commencement of employment, Mr. Ruffolo received the target incentive compensation in August 2015.
(7) Mr. Bell did not participate in the 2015 STIP. Instead, Mr. Bell participated in a sales incentive arrangement based on bookings and churn targets. Mr. Bell received incentive compensation as reported in the Summary Compensation Table.
(8) Mr. Cooney’s employment ended in May 2015. Given that Mr. Cooney was not employed on the payment date under our 2015 STIP, he would not have been entitled to receive non-equity incentive plan compensation in 2016 for service in 2015 even if we had met our corporate financial targets.
Outstanding Equity Awards at Fiscal Year-End
The following table lists the outstanding stock options and restricted stock awards for each named executive officer as of December 31, 2015:
	Option Awards					Stock Awards
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(2) (#)	Market Value of Shares of Stock That Have Not Vested(3) ($)
Michael A. Ruffolo(4) Chief Executive Officer and President	5/11/2015	—	300,000	$9.42	5/10/2025
	5/11/2015					198,000	$1,267,200
	6/17/2010	16,290	—	5.16	6/16/2020

Kevin M. Dotts(5) Chief Financial Officer	2/20/2015	—	64,424	9.04	2/19/2025
	2/20/2015					19,777	126,573
	2/21/2014	37,924	44,822	7.93	2/20/2024
	2/21/2014					12,463	79,763
	2/22/2013	74,141	30,529	8.72	2/21/2023
	8/30/2012	58,333	11,667	7.11	8/29/2022
	8/30/2012					25,000	160,000

Peter G. Bell(6) SVP, Global Sales	2/20/2015	—	35,896	9.04	2/19/2025
	2/20/2015					11,019	70,522
	10/1/2014	14,583	35,417	6.57	9/30/2024
	10/1/2014					22,500	144,000

Satish Hemachandran SVP and General Manager, Cloud and Hosting	1/12/2015	—	20,000	8.28	1/11/2025
	1/12/2015					10,000	64,000
	9/29/2014	9,375	20,625	6.84	9/28/2024
	9/29/2014					15,000	96,000

Steven A. Orchard SVP and General Manager, Data Center and Network Services	2/20/2015	—	43,052	9.04	2/19/2025
	2/20/2015					13,216	84,582
	2/21/2014	25,344	29,952	7.93	2/20/2024
	2/21/2014					8,328	53,299
	2/22/2013	47,796	19,680	8.72	2/21/2023
	6/21/2012					5,000	32,000
	2/24/2012	38,871	1,690	7.77	2/23/2022
	2/24/2012					2,112	13,517
	2/25/2011	69,469	—	7.03	2/24/2021
	2/26/2010	58,905	—	5.03	2/25/2020
	7/14/2009	15,200	—	2.94	7/13/2019
	3/25/2009	24,800	—	2.54	3/24/2019
	9/28/2006	357	—	14.46	9/27/2016
	3/15/2006	7,500	—	7.40	3/14/2016
	1/18/2006	700	—	5.30	1/17/2016

J. Eric Cooney(7) Former Chief Executive Officer and President	2/21/2014	57,960	140,762	7.93	5/8/2016
	2/22/2013	71,954	114,446	8.72	5/8/2016
	2/24/2012	136,642	35,958	7.77	5/8/2016
	2/25/2011	242,800	—	7.03	5/8/2016
	2/26/2010	248,830	—	5.03	5/8/2016
	3/16/2009	434,200	—	2.24	5/8/2016

(1) All unexercisable options become exercisable on the vesting date. Stock options vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter.

(2) Shares of restricted stock generally vest annually in four equal installments beginning on the first anniversary of the grant date.
(3) The dollar values are calculated using a per share stock price of   $6.40, the closing price of our common stock reported on Nasdaq on December 31, 2015.
(4) Mr. Ruffolo began his employment in 2015. The amounts reported for 2015 reflect grants made to him upon his commencement of employment and the amount reported for 2010 reflect a grant made to him for service as a member of our Board of Directors.
(5) Mr. Dotts began his employment in 2012. The amounts reported for 2012 reflect grants made to him upon his commencement of employment.
(6) Mr. Bell began his employment in 2014. The amounts reported for 2014 reflect grants made to him upon his commencement of employment.
(7) All outstanding unvested restricted stock units granted to Mr. Cooney were forfeited upon his termination of employment in May 2015.
Option Exercises and Stock Vested in 2015
The following table provides information with respect to option exercises and restricted stock that vested during 2015:
	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael A. Ruffolo Chief Executive Officer and President	—	—	115,430	$1,013,108
Kevin M. Dotts Chief Financial Officer	—	—	29,155	238,811
Peter G. Bell SVP, Global Sales	—	—	7,500	45,150
Satish Hemachandran SVP and General Manager, Cloud and Hosting	—	—	5,000	29,025
Steven A. Orchard SVP and General Manager, Data Center and Network Services	—	—	11,964	110,747
J. Eric Cooney Former Chief Executive Officer and President	79,100	$724,777	68,965	667,050

(1) The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the closing price of our common stock on the exercise date.
(2) The value realized on the vesting of restricted stock is equal to the number of shares of restricted stock vested multiplied by the closing price of our common stock on the vesting date.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on this review and discussion, recommends that the Compensation Discussion and Analysis be included in the proxy statement and filed with the SEC.
The Compensation Committee
Charles B. Coe, Chairman
Patricia L. Higgins
CERTAIN RELATIONSHIPS AND TRANSACTIONS
During the year ended December 31, 2015, we did not engage in any transactions, nor are any such transactions currently proposed, in which a related person had or will have a direct or indirect material interest.

As part of our Code of Conduct, available for viewing in the “Corporate Governance” section on the Investor Relations page of our website at www.internap.com, employees, officers and directors are expected to make business decisions and take actions based upon the best interests of our company and not based upon personal relationships or benefits.
The Nominations and Governance Committee reviews for approval all direct or indirect transactions or proposed transactions with any officer or director (or their family members) or any person in which any officer or director of our company has any interest. Our Nominations and Governance Committee Charter includes our policy concerning review of related person transactions. To identify any transactions with such related persons, each year we require our officers and directors to complete questionnaires identifying any transactions with the company in which the officer or director or their family members have an interest. Additionally, at the end of each fiscal quarter, certain employees, including all named executive officers, are required to confirm to us that they have not engaged in any transaction that would be required to be disclosed in our proxy statement.
The Nominations and Governance Committee will approve only those related person transactions that are in the best interests of the company and its stockholders (or not inconsistent with the best interests of the company or its stockholders).
AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors consists of three directors who are independent under Nasdaq rules, the Securities and Exchange Act of 1934, as amended, and rules of the SEC, as applicable to audit committee members. The Audit Committee represents and assists the Board in fulfilling its oversight responsibility regarding the integrity of the company’s financial statements and the financial reporting and accounting process, the systems of internal accounting and financial controls, the performance of the internal audit function and the independent registered public accounting firm, the qualifications and independence of the registered public accounting firm, the annual independent audit of our financial statements and compliance with legal and regulatory requirements.
The Audit Committee is directly responsible in its capacity as a committee of the Board of Directors for appointing, retaining, compensating, overseeing, evaluating and terminating (if appropriate) the company’s independent registered public accounting firm. The company’s management has primary responsibility for the financial statements and the financial reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements and the systems of internal controls and other procedures designed to promote compliance with accounting standards and applicable laws and regulations. The company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the company’s financial statements with generally accepted accounting principles and for auditing the effectiveness of the company’s internal control over financial reporting.
The Audit Committee has taken steps to provide assurances regarding Audit Committee composition and procedures, the independence of the company’s independent registered public accounting firm and the integrity of the company’s financial statements and disclosures. These steps include: (a) reviewing the Audit Committee Charter; (b) reviewing the Code of Conduct; (c) maintaining a procedure to allow employees, stockholders and the public to report concerns regarding the company’s financial statements, internal controls and disclosures through the Ethics Hotline; and (d) reviewing procedures for the Audit Committee to pre-approve all audit and non-audit services provided by the company’s independent registered public accounting firm.
As part of its supervisory duties, the Audit Committee reviewed the company’s audited financial statements for the fiscal year ended December 31, 2015 and discussed those financial statements with the company’s management, internal auditors and independent registered public accounting firm with and without management present. The Audit Committee also reviewed and discussed the following with the company’s management, the internal auditors and independent registered public accounting firm with and without management present:
•
accounting and financial principles and significant assumptions, estimates and matters of judgment used in preparing the financial statements;

•
revenue recognition;

•
goodwill and other intangible assets;

•
property and equipment;

•
exit activities and restructuring;

•
income taxes;

•
stock-based compensation;

•
capitalized software costs; and

•
system of internal control.

The Audit Committee has discussed with the company’s independent registered public accounting firm the results of the independent registered public accounting firm’s examinations and the judgments of the independent registered public accounting firm concerning the quality, as well as the acceptability, of the company’s accounting principles and such other matters that it is required to discuss with the independent registered public accounting firm under applicable rules, regulations or generally accepted auditing standards, including the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the standards of the PCAOB in Audit Standard AS 1301. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence rules and has discussed their independence from the company and the company’s management with them, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the scope of all fees paid to the independent registered public accounting firm during the year. After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to the company’s Board of Directors that the audited financial statements for the fiscal year ended December 31, 2015 be included in the company’s Annual Report on Form 10-K for the year then ended that was filed with the SEC.
Audit Committee
Gary M. Pfeiffer, Chairman
Daniel C. Stanzione
Debora J. Wilson
The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. PricewaterhouseCoopers LLP has audited our financial statements since our formation in 1996. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain this firm. Even if the selection is ratified, the Audit Committee in its discretion may decide to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
Audit Fees
The following table shows the fees paid or accrued by us for the audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2015 and 2014:
	2015	2014
Audit Fees(1)	$1,303,641	$1,394,242
Audit-Related Fees	—	—
Tax Fees(2)	55,000	25,000
All Other Fees(3)	3,169	3,928
Total	$1,361,810	$1,423,170

(1) Fees related to the audit of our annual financial statements, including the audit of the effectiveness of internal control over financial reporting, reviews of the quarterly financial statements filed on Forms 10-Q and international statutory filings.
(2) Fees related to services performed in conjunction with other professional services, such as transfer pricing.
(3) Fees related to other services for iXBRL and information technology threats and safeguards.
Approval of Audit and Permissible Non-Audit Services
Our Audit Committee Charter requires the Audit Committee to review and approve all audit services and all permissible non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee will not approve any services that are not permitted by SEC rules.
The Audit Committee pre-approved all audit and audit related, tax and non-audit related services to be performed for us by our independent registered public accounting firm.
Your Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2016.
PROPOSAL 3
ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION
We are asking stockholders to indicate their support for our named executive officer compensation, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their view on compensation for our named executive officers. The say-on-pay vote is advisory and, therefore, not binding on us. Our Board of Directors and Compensation Committee value the opinions of our stockholders and will review and consider the voting results when making future decisions regarding our executive compensation program. The say-on-pay vote is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. In 2011, our stockholders voted on an advisory basis to hold say-on-pay votes annually. Based on those results, the Board of Directors adopted a policy of providing a say-on-pay vote each year. We expect to hold the next vote on the frequency of future say-on-pay votes in 2017.
Rationale and Scope of Proposal
As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured the executive compensation program to achieve the following key objectives:
•
attract and retain talented executive officers who will lead our company and achieve and inspire superior performance;

•
provide incentives for achieving specific near-term business unit and corporate goals and reward the attainment of those goals at pre-established levels;

•
provide incentives for achieving longer-term financial goals and reward attaining those goals; and

•
align the interests of executive officers with those of the stockholders through incentives based on increasing stockholder value.

The executive compensation program achieves these objectives, in part, by:
•
balancing fixed compensation (base salaries) with performance-based compensation (annual bonuses and long-term incentives);

•
rewarding annual performance while maintaining emphasis on longer-term objectives; and

•
blending cash, non-cash, short- and long-term compensation components and current and future compensation components.

In 2015, we achieved a number of important milestones positioning our company for future growth and success. During the year we achieved the highest levels of profitability in company history:
•
adjusted EBITDA increased 1% year-over-year to $79.6 million, which is our sixth consecutive year of adjusted EBITDA growth; and

•
adjusted EBITDA margin expanded by 15 basis points to 25.0%.

We also made strategic investments to drive innovation, enhance our competitiveness, solidify our growth and expand the value of our company. We continued to execute our strategy to deliver profitable growth by leveraging our investments in colocation, hosting and cloud services, which we refer to as our core datacenter services. Data center services segment margin in 2015 was 58.8%, an increase of 260 basis points over 2014. This was the highest annual data center services segment margin in our history. The strategic shift we have made in focusing on higher-margin company-controlled data center hosting and cloud services continues to deliver results and remains a key driver for our long-term profitable growth. Our financial performance in 2015 highlights the successful execution of our data center services strategy and the solid operating leverage we are building into our business model.
In 2015, we also we began to realign the company into two distinct business units: (1) Data Center and Network Services and (2) Cloud and Hosting and have accelerated the transition in the first months of 2016. We believe this realignment will create more effective and efficient business units. As part of the realignment, we are redirecting our operations and cost structure toward product and market opportunities where we believe we can drive the greatest value for both customers and shareholders.
We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 18 of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives. We also encourage stockholders to read the Summary Compensation Table and other related compensation tables and narratives, appearing on pages 33 through 36, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to our recent and long-term success.
Recommendation of the Board
In accordance with recently adopted rules of the SEC, and as a matter of good corporate governance, we ask stockholders to approve the following advisory resolution:
RESOLVED, that our stockholders approve, on an advisory basis, the compensation of our named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narratives in the proxy statement for our 2016 Annual Meeting of Stockholders.
Voting
This Proposal is non-binding on us and our Board of Directors. Marking the proxy card “For” indicates support; marking the proxy card “Against” indicates lack of support. You may abstain by marking the “Abstain” box on the proxy card.
Your Board of Directors unanimously recommends that you vote FOR approval of the advisory resolution approving executive compensation.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and SEC regulations require our directors and executive officers and persons who own more than 10% of our outstanding common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.
Based solely on our review of copies of these reports or of certifications to us that no report was required to be filed, we believe that during 2015 all of our directors and executive officers filed the required reports under Section 16(a) on a timely basis.
ADDITIONAL INFORMATION
Stockholders List
A list of stockholders entitled to vote at the annual meeting will be available for review by our stockholders at the office of Tashia L. Rivard, Corporate Secretary of Internap Corporation, located at One Ravinia Drive, Suite 1300, Atlanta, Georgia, during ordinary business hours for the 10-day period before the meeting.

Director and Officer Indemnification
We indemnify our directors and named executive officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to us.
Stockholder Proposals for Inclusion in Next Year’s Proxy Statement
Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2017 proxy statement and proxy card. Any such stockholder proposals must be submitted in writing to our Corporate Secretary no later than December 2, 2016.
You should address any stockholder proposals to the attention of Tashia L. Rivard, Corporate Secretary, Internap Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346.
Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting
Our bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8 under the Exchange Act, but is instead sought to be presented directly at the annual meeting, must be received by our Secretary at our executive offices in Atlanta, Georgia not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For the purposes of the 2017 annual meeting, proposals submitted must be received between January 26, 2017 and the close of business on February 27, 2017. You should address all stockholder proposals to the attention of Tashia L. Rivard, Corporate Secretary, Internap Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346, and include the information and comply with the requirements set forth in our bylaws.
Our bylaws set out specific requirements that the written notice of proposal must satisfy, including that the notice must set forth a brief description of the business desired to be brought at the meeting, the reasons for conducting such business at the meeting and other specified matters. In addition, our bylaws require that the written notice include information about the proposing stockholder including, among other things, the name, address, class and number of our shares that are owned beneficially and of record, any relevant agreements, arrangements or understandings between the stockholder and any affiliates or associates, and any arrangements having the effect of mitigating a decrease in our share price or affecting the voting power of the stockholder, including derivative positions.
Copies of the provisions of our bylaws applicable to stockholder nominations and proposals will be forwarded to any stockholder upon written request.
Solicitation of Proxies
We will pay the expenses of solicitation of proxies for the annual meeting. Solicitations may be made in person or by telephone, by our officers and employees or by nominees or other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by the nominees or other fiduciaries. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of our common stock.
Delivery of Documents to Stockholders Sharing an Address
If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2015 Annual Report to Stockholders to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to Internap Corporation, One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346, Attention: Investor Relations, (404) 302-9700. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future should make a request directly to their broker, bank or other nominee.
Electronic Access to Proxy Statement and Annual Report
Our proxy statement for the 2016 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2015 are available at http://ir.internap.com/proxy15.cfm.

INTERNAP

INTERNAP CORPORATION
ONE RAVINIA DRIVE
SUITE 1300
ATLANTA, GA 30346

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Internap Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E07797-P75752

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNAP CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

Vote on Directors

	For All	Withhold All	For All Except
1. To vote on the election of the two director nominees named in the proxy statement to serve until the 2019 annual meeting and until their successors are elected and qualified, or until such directors' earlier death, resignation or removal (except as indicated to the contrary on the right).	☐	☐	☐

01) **Gary M. Pfeiffer** for a term to expire at the 2019 annual meeting
02) **Michael A. Ruffolo** for a term to expire at the 2019 annual meeting

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

____

Vote on Proposals

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016; and	☐	☐	☐
3. To approve, by non-binding vote, executive compensation.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any and all adjournments thereof.

This Proxy will be voted in the manner directed by the undersigned stockholder. If this Proxy is returned and no direction is provided by the undersigned stockholder, this Proxy will be voted FOR ALL NOMINEES in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3.

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E07798-P75752

INTERNAP CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
2016 ANNUAL MEETING OF STOCKHOLDERS

Revocable Proxy **COMMON STOCK**

The undersigned hereby appoints John D. Maggard and Tashia L. Rivard, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of Internap Corporation (the "Company") that the undersigned is entitled to vote at the 2016 Annual Meeting of Stockholders of the Company, to be held on Thursday, May 26, 2016, at 10:00 a.m., Eastern Time, at Internap's corporate headquarters located at One Ravinia Drive, Suite 1300, Atlanta, Georgia 30346, and at any and all adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions listed on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted "FOR ALL NOMINEES" in Proposal 1 and "FOR" Proposals 2 and 3. If any other business is presented at the annual meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by: (i) giving written notice to the Corporate Secretary; (ii) executing and delivering to the Corporate Secretary a duly executed proxy card bearing a later date; or (iii) attending at the annual meeting and voting in person.

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

(Continued, and to be signed and dated, on the reverse side)